As filed with the Securities and Exchange Commission on December 27, 2016

Registration No. 333-214688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDURANCE INTERNATIONAL GROUP

HOLDINGS, INC.*

(Exact name of registrant as specified in its charter)

Delaware	7372	46-3044956
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Hari Ravichandran

Chief Executive Officer

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Bryson, Esq. Chief Legal Officer Endurance International Group Holdings, Inc. 10 Corporate Drive, Suite 300 Burlington, Massachusetts 01803 Telephone: (781) 852-3200 Telecopy: (781) 272-2915	Sandra L. Flow, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
10.875% Senior Notes due 2024	$350,000,000	100%	$350,000,000	$40,565
Guarantees of 10.875% Senior Notes due 2024(3)	(4)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457 under the Securities Act. Previously paid.
(3)	See inside facing page for table of additional registrants.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

*TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant As Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.	Primary Standard Industrial Classification Code Number	Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices
A Small Orange, LLC	Georgia	27-1874451	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

Bluehost Inc.	Utah	20-1303988	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

Constant Contact, Inc.	Delaware	04-3285398	7331	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

Domain Name Holding Company, Inc.	Delaware	33-1113636	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

EIG Investors Corp.	Delaware	56-2656057	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

Endurance International Group—West, Inc.	Delaware	47-0947329	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

FastDomain Inc.	Utah	20-4496573	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

HostGator.com LLC	Florida	20-1641339	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

SinglePlatform, LLC	Delaware	27-1101318	7310	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

The Endurance International Group, Inc.	Delaware	35-2015980	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

*	The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the additional registrants are the same as those provided above for Endurance International Group Holdings, Inc.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 27, 2016

PROSPECTUS

EIG INVESTORS CORP.

(a Delaware corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

Offer to Exchange

$350,000,000 aggregate principal amount of 10.875% Senior Notes due 2024

(CUSIPs No. 26854X AA7 and U26435 AA2)

for

$350,000,000 aggregate principal amount of 10.875% Senior Notes due 2024

(CUSIP No. 26854X AB5)

that have been registered under the Securities Act of 1933, as amended, or the Securities Act fully and unconditionally guaranteed by

A SMALL ORANGE, LLC

(a Georgia limited liability company and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

BLUEHOST INC.

(a Utah corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

CONSTANT CONTACT, INC.

(a Delaware corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

DOMAIN NAME HOLDING COMPANY, INC.

(a Delaware corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(a Delaware corporation)

ENDURANCE INTERNATIONAL GROUP – WEST, INC.

(a Delaware corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

FASTDOMAIN INC.

(a Utah corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

HOSTGATOR.COM LLC

(a Florida limited liability company and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

SINGLEPLATFORM, LLC

(a Delaware limited liability company and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

THE ENDURANCE INTERNATIONAL GROUP, INC.

(a Delaware corporation and wholly owned subsidiary of Endurance International Group Holdings, Inc.)

Terms of the Exchange Offer

•	EIG Investors Corp., or the Issuer, is offering to exchange any and all of its outstanding unregistered 10.875% Senior Notes due 2024 that were issued on February 9, 2016, or the Original Notes, for an equal amount of new 10.875% Senior Notes due 2024, or the Exchange Notes, and together with the Original Notes, the Notes. We refer to this offer as the “Exchange Offer.”

•	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2017 (such date and time, the “Expiration Date,” unless we extend or terminate the Exchange Offer, in which case the “Expiration Date” will mean the latest date and time to which we extend the Exchange Offer).

•	Tenders of the Original Notes may be withdrawn at any time prior to the Expiration Date.

•	The Original Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	All Original Notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of the Original Notes for the Exchange Notes will not be a taxable event for U.S. federal income tax purposes.

•	None of the Issuer or any of the guarantors will receive any proceeds from the Exchange Offer.

•	The terms of the Exchange Notes to be issued in the Exchange Offer are substantially the same as the terms of the Original Notes, except that the offer of the Exchange Notes is registered under the Securities Act, and the Exchange Notes have no transfer restrictions, registration rights or rights to additional interest.

•	The Exchange Notes will not be listed on any securities exchange. A public market for the Exchange Notes may not develop, which could make selling the Exchange Notes difficult.

Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the Exchange Notes to be issued in the Exchange Offer involves certain risks. See “Risk Factors” beginning on page 11.

None of the Issuer or any of the guarantors are making an offer to exchange the Original Notes in any jurisdiction where the offer is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

We are responsible for the information contained or incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register this Exchange Offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the Exchange Notes offered in this prospectus, you should refer to the registration statement and its exhibits. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement on Form S-4, are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.endurance.com. The information provided on or accessible through our website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our Internet address is included as an inactive textual reference only. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or

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superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36131) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of this prospectus and the termination of the offering of the Exchange Notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 29, 2016 (as amended by our Amendment No. 1 to Form 10-K filed with the SEC on June 28, 2016);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 from our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2016;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 9, 2016, for the quarter ended June 30, 2016 filed with the SEC on August 8, 2016 and for the quarter ended September 30, 2016 filed with the SEC on November 4, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2016 (as amended by our Current Report on Form 8-K/A filed with the SEC on January 21, 2016), January 27, 2016, February 10, 2016, February 17, 2016, February 18, 2016 (to the extent filed), February 22, 2016, May 3, 2016 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 3, 2016), May 13, 2016, May 31, 2016 and August 12, 2016;

•	our Current Report on Form 8-K/A filed with the SEC on March 31, 2016 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 13, 2016), containing the consolidated financial statements of Constant Contact at December 31, 2015 and 2014 and for the three years ended in the period ended December 31, 2015, and the unaudited pro forma condensed combined financial information of the Company and Constant Contact as of and for the year ended December 31, 2015; and

•	our Current Report on Form 8-K filed with the SEC on November 17, 2016, containing the revised consolidated financial statements of Endurance International Group Holdings, Inc. to reflect certain guarantor financial information as of December 31, 2014 and 2015, for each of the three years ended December 31, 2015 and for the quarters ended September 30, 2015 and 2016, and the unaudited pro forma condensed combined financial information of the Company and Constant Contact for the nine months ended September 30, 2016.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, MA 01803

Attn: Investor Relations

Phone: (781) 852-3200

In order to obtain timely delivery of any of these filings, you must request information from us no later than five business days prior to the expiration date of the Exchange Offer.

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FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, incorporated by reference in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “may,” “believe,” “predict,” “potential,” “continue,” “could,” “should,” “contemplate,” “can,” “estimate,” “intend,” “likely,” “would,” “project,” “seek,” “target,” “might,” “plan,” “strategy,” “will,” “expect” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the caption “Risk Factors” and our “critical accounting policies and estimates” described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2015, or our Form 10-K, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, or our Third Quarter Form 10-Q, each incorporated by reference in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of any new information, events, circumstances or otherwise.

INDUSTRY AND MARKET DATA

We obtained the industry and market data presented or incorporated by reference in this prospectus from our own research and from third-party sources we believe to be reliable. We have not independently verified such data and we do not make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry and market data presented herein, such data involve risks and uncertainties and are subject to change based upon various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus and in other documents that are incorporated by reference in this prospectus.

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SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the following summary carefully together with the more detailed information appearing or incorporated by reference elsewhere in this prospectus, including our and Constant Contact’s consolidated financial statements and related notes and the risk factors beginning on page 11, before making a decision with respect to the Notes.

Unless otherwise indicated or the context otherwise requires, in this prospectus, we use the terms “we,” “us,” “our,” “Endurance” and the “Company” to refer to Endurance International Group Holdings, Inc. and its subsidiaries; we use the term “Issuer” to refer to EIG Investors Corp., a wholly owned subsidiary of Endurance International Group Holdings, Inc., and not any of the Issuer’s subsidiaries; and the term “Constant Contact” to refer to Constant Contact, Inc. and its wholly owned subsidiaries.

Endurance International Group Holdings, Inc.

Overview

We are a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses, or SMBs, succeed online. Leveraging our proprietary technology platform, we serve approximately 5.4 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that help SMBs get online, get found and grow their businesses. Historically, our products focused largely on web hosting and other basic web presence solutions such as domains, but over time we have expanded to offer security, site backup, premium domains, search engine optimization, or SEO, search engine marketing, or SEM, Google Adwords, mobile solutions, social media enablement, website analytics, email marketing and productivity and e-commerce tools, among others. More recently, we have launched additional products and services, including website builders, mobile site builders and new hosting brands both to satisfy existing subscriber needs and to expand the product gateways through which new subscribers initially reach us. We refer to these newer products and services as our “gateway products.”

Constant Contact Acquisition Overview

On October 30, 2015, we entered into a definitive agreement, or the Merger Agreement, pursuant to which we agreed to acquire all of the outstanding shares of common stock of Constant Contact for $32.00 per share in cash, for a total purchase price of approximately $1.1 billion. We refer to this transaction as the Acquisition. Constant Contact is a leading provider of online marketing tools that are designed for small organizations, including small businesses, associations and non-profits. The Acquisition, which closed on February 9, 2016, combines two leaders in small business online products and services, creating a comprehensive suite of online marketing tools and end-to-end solutions for our subscribers.

In connection with and concurrently with the Acquisition, we entered into the following transactions, or the Financing Transactions: a $735.0 million first lien incremental term loan facility, or the Incremental First Lien Term Loan Facility, a $165.0 million revolving credit facility, or the Revolving Credit Facility (which replaced our existing $125.0 million senior secured revolving credit facility), and the Issuer issued the Original Notes. We refer to the Incremental First Lien Term Loan Facility and Revolving Credit Facility, together with our previously existing first lien term loan facility, or the First Lien Term Loan Facility, as the Senior Credit Facilities.

Corporate Information

Our business was founded in 1997 as a Delaware corporation under the name Innovative Marketing Technologies Incorporated. In December 2011, investment funds and entities affiliated with Warburg Pincus and Goldman, Sachs & Co. acquired a controlling interest in our company. We refer to this transaction as the Sponsor Acquisition. Prior to our initial public offering, or IPO, in October 2013, we were an indirect wholly owned subsidiary of WP Expedition Topco L.P., a Delaware limited partnership that we refer to as WP Expedition Topco. Pursuant to the terms of a corporate reorganization that we completed prior to our IPO, WP Expedition Topco dissolved and in liquidation distributed the shares of Endurance International Group Holdings, Inc. common stock to its partners in accordance with the limited partnership agreement of WP Expedition Topco.

Our principal executive offices are located at 10 Corporate Drive, Burlington, Massachusetts 01803. Our telephone number is (781) 852-3200, and our Internet address is http://www.endurance.com. The information provided on or accessible through our website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our Internet address is included as an inactive textual reference only.

Corporate Structure

*	As of September 30, 2016, the balance of our First Lien Term Loan Facility was $994.6 million and the balance of our Incremental First Lien Term Loan Facility was $724.0 million.

SUMMARY OF THE EXCHANGE OFFER

The following summary includes basic information about the Exchange Offer and is not intended to be complete. For a more complete understanding of the Exchange Offer, please refer to the section entitled “The Exchange Offer” in this prospectus.

Background	On February 9, 2016, the Issuer issued $350.0 million aggregate principal amount of the Original Notes in an unregistered offering. In connection with that offering, the Issuer entered into an exchange and registration rights agreement with respect to the Original Notes on February 9, 2016, or the Registration Rights Agreement, in which it agreed, among other things, to complete this Exchange Offer.

Under the terms of the Exchange Offer, you are entitled to exchange the Original Notes for the Exchange Notes evidencing the same indebtedness and with substantially similar terms. You should read the discussion under the heading “Description of Notes” for further information regarding the Exchange Notes.

The Exchange Offer	We are offering to exchange, for each $1,000 aggregate principal amount of our Original Notes validly tendered and accepted, $1,000 aggregate principal amount of our Exchange Notes in authorized denominations. In order to be exchanged, an Original Note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the Exchange Offer, all Original Notes that are validly tendered and not validly withdrawn will be exchanged.

We will not pay any accrued and unpaid interest on the Original Notes that we acquire in the Exchange Offer. Instead, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange for the Exchange Note.

As of the date of this prospectus, $350.0 million aggregate principal amount of the Original Notes are outstanding.

Denominations of Exchange Notes	Tendering holders of the Original Notes must tender the Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2017, unless we extend or terminate the Exchange Offer, in which case the “Expiration Date” will mean the latest date and time to which we extend the Exchange Offer.

Settlement Date	The settlement date of the Exchange Offer will be as soon as practicable after the Expiration Date of the Exchange Offer.

Withdrawal of Tenders	Tenders of the Original Notes may be withdrawn at any time prior to the Expiration Date.

Conditions to the Exchange Offer	Under the Registration Rights Agreement, our obligation to consummate the Exchange Offer is subject to certain customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering	To participate in the Exchange Offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering the Original Notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date of the Exchange Offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP, and that DTC confirm that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Description of the Exchange Offer—Terms of the Exchange Offer” and “Description of the Exchange Offer—Procedures for Tendering.” If you elect to have the Original Notes exchanged pursuant to this Exchange Offer, you must properly tender your Original Notes prior to the Expiration Date. All Original Notes validly tendered and not validly withdrawn will be accepted for exchange. The Original Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Special Procedures for Beneficial Holders	If you are a beneficial holder of Original Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Original Notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Consequences of Failure to Exchange	If you do not exchange your Original Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer described in the legend on your Original Notes. In general, you may offer or sell your Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your Original Notes will continue to accrue interest, they will generally retain no rights under the Registration Rights Agreement. The Issuer currently does not intend to register any Original Notes under the Securities Act. Under some circumstances, holders of the Original Notes, including holders that are not permitted to participate in the Exchange Offer or that may not freely sell Exchange Notes received in the Exchange Offer, may require us, the Issuer and the other guarantors to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering your Original Notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Failure to Exchange.”

Certain Income Tax Considerations	The exchange pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds; Expenses	None of the Issuer or any of the guarantors will receive any proceeds from the issuance of the Exchange Notes in this Exchange Offer. The Issuer and the guarantors have generally agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers.

Exchange Agent	Wilmington Trust, National Association.

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

Resales	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe Exchange Notes issued under this Exchange Offer in exchange for the applicable Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of us, the Issuer or the other guarantors, or that intends to participate in the Exchange Offer for the purpose of distributing any of the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from the Issuer for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

Risk Factors	For a discussion of significant factors you should consider carefully before deciding to participate in the Exchange Offer, see “Risk Factors” beginning on page 11 of this prospectus.

SUMMARY OF THE EXCHANGE NOTES

The following is a summary of the terms of the Exchange Notes. The form and terms of each series of Exchange Notes are substantially identical in all material respects to the form and terms of the Original Notes, except for the issue date and that the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the corresponding Original Notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the series of Exchange Notes, see the section of this prospectus entitled “Description of Notes.”

Issuer	EIG Investors Corp., a wholly owned subsidiary of Endurance International Group Holdings, Inc.

Notes offered	$350.0 million aggregate principal amount of 10.875% Senior Notes due 2024.

Maturity date	The Exchange Notes will mature on February 1, 2024.

Interest rate	Interest on the Exchange Notes will be payable in cash and accrue at a rate of 10.875%, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2017. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange for the Exchange Note.

Ranking	The Exchange Notes will be the Issuer’s senior unsecured obligations and will:

•	rank senior to any future subordinated indebtedness of the Issuer;

•	rank pari passu with all of the Issuer’s existing and future senior indebtedness;

•	be effectively subordinated to the Issuer’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of the Issuer’s subsidiaries that do not guarantee the Exchange Notes.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Endurance and each of the Issuer’s existing and future direct restricted subsidiaries that guarantee the Senior Credit Facilities or other indebtedness of the Issuer or a subsidiary guarantor. Each guarantee will:

•	rank senior to any future subordinated indebtedness of the Issuer;

•	rank pari passu with all of the Issuer’s existing and future senior indebtedness;

•	be effectively subordinated to the Issuer’s secured obligations to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of the Issuer’s subsidiaries that do not guarantee the Exchange Notes.

Any guarantee of the Exchange Notes will be released in the event such guarantee is released under the Senior Credit Facilities.

As of September 30, 2016, the Issuer and the guarantors had secured indebtedness in respect of which the Notes and the relevant guarantor were effectively subordinated in the amount of approximately $1,752.1 million outstanding and an additional $131.5 million of unused revolving credit commitments under the Senior Credit Facilities, without giving effect to approximately $2.6 million of outstanding letters of credit.

Optional redemption	We may redeem the Exchange Notes, in whole or in part, at any time prior to February 1, 2019 at a price equal to 100% of the principal amount of the Exchange Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date and a “make-whole premium,” as described under “Description of Notes—Optional Redemption.” Beginning on February 1, 2019, we may redeem all of the Exchange Notes, in whole or in part, at the redemption prices listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Additionally, from time to time prior to February 1, 2019, we may choose to redeem up to 40% of the aggregate principal amount of the Exchange Notes (including any additional Exchange Notes) at a redemption price equal to 110.875% of the face amount thereof plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds that we raise in one or more equity offerings; provided that, among other things, the redemption occurs within 120 days of the closing of such equity offering. See “Description of Notes—Optional Redemption.”

Change of control offer	Upon the occurrence of a change of control, you will have the right, as holders of the Exchange Notes, to require the Issuer to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

The Issuer may not be able to pay you the required price for the Exchange Notes you present to the Issuer at the time of a change of control, because:

•	the Issuer may not have enough funds at that time; or

•	the terms of the Issuer’s indebtedness under the Senior Credit Facilities may prevent us from making such payment.

Certain covenants	The indenture governing the Notes, or the Indenture, contains covenants limiting the Issuer’s ability and the ability of the Issuer’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock;

•	make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

During any period that the credit rating on the Exchange Notes, as determined by any two of Moody’s Investors Service, Inc., or Moody’s, Standard and Poor’s Ratings Services, or S&P, or Fitch, Inc., or Fitch, equals or exceeds Baa3 by Moody’s and BBB- by either S&P or Fitch, and no default or event of default under the Indenture has occurred and is continuing, the Issuer will not be subject to certain of the restrictive covenants and certain repurchases at the option of holders contained in the Indenture. See “Description of Notes—Certain Covenants—Covenant Suspension.”

Form and denomination	The Exchange Notes will be issued in fully registered form. The Exchange Notes will be represented by one or more global notes, deposited with the Trustee (as defined below) as custodian for DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of public market for the Exchange Notes	The Exchange Notes are a new issue of securities for which there is currently no established trading market. We have not applied, and do not intend to apply, for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Goldman, Sachs & Co. has advised us that it intends to make a market in the Exchange Notes but is not obligated to do so and may discontinue market making at any time without notice.

Use of proceeds	None of the Issuer or any of the guarantors will receive any proceeds from the issuance of the Exchange Notes in this Exchange Offer. In consideration for issuing the Exchange Notes, the Issuer will receive the Original Notes in like principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled. The Issuer and the guarantors have generally agreed to pay all expenses incident to the Exchange Offer other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any.

Governing law	The Exchange Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Book-entry depository	The Depository Trust Company.

Trustee	Wilmington Trust, National Association.

Risk factors	In evaluating an investment in the Exchange Notes, prospective investors should carefully consider, along with the other information contained in this prospectus, the specific factors set forth herein under the heading “Risk Factors” on page 11.

RISK FACTORS

Before deciding whether to participate in the Exchange Offer, prospective purchasers of the Exchange Notes should carefully consider the following matters, as well as the other information contained or incorporated by reference in this prospectus. A description of the risks related to our business and our industry is set forth under the caption “Risk Factors” in our Form 10-K and our Third Quarter Form 10-Q, each of which is incorporated by reference herein. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business.

Risks Related to the Exchange Offer

The consummation of the Exchange Offer may not occur.

We are not obligated to complete the Exchange Offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the Exchange Offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes, during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered in the Exchange Offer.

You may have difficulty selling Original Notes that you do not exchange.

If you do not exchange your Original Notes for Exchange Notes pursuant to the Exchange Offer, the Original Notes you hold will continue to be subject to the existing transfer restrictions. The Original Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. After the Exchange Offer is consummated, the trading market for the remaining untendered Original Notes may be small and inactive. Consequently, you may find it difficult or impossible to sell any Original Notes you continue to hold or to sell such Original Notes at the price you desire because there will be fewer Original Notes outstanding. In addition, if you are eligible to exchange your Original Notes in the Exchange Offer and do not exchange your Original Notes in the Exchange Offer, you will no longer be entitled to have those outstanding Original Notes registered under the Securities Act.

Some holders of the Notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any holder of Original Notes that is an affiliate of ours or a broker-dealer that purchased Original Notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the Exchange Notes it receives in exchange for Original Notes in the Exchange Offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

Late deliveries of Original Notes or any other failure to comply with the Exchange Offer procedures could prevent a holder from exchanging its Original Notes.

Holders are responsible for complying with all procedures related to the Exchange Offer. The issuance of Exchange Notes in exchange for Original Notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Original Notes that wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the Exchange Offer or notify you of any failure to follow the proper procedure.

Risks Related to Our Indebtedness and this Offering

Our substantial level of indebtedness could materially and adversely affect our financial condition.

We now have, and expect to continue to have, significant indebtedness that could result in a material and adverse effect on our business. As of September 30, 2016, our total consolidated aggregate indebtedness, net of original issue discounts of $26.7 million and deferred financing costs of $44.7 million, was approximately $2,030.7 million. Under our First Lien Term Loan Facility and our Incremental First Lien Term Loan Facility entered into in connection with the Acquisition, we are required to repay approximately $5.3 million and $3.7 million, respectively, of principal at the end of each quarter and are required to pay accrued interest upon the maturity of each interest accrual period, which totaled $52.2 million for the year ended December 31, 2015 and $89.5 million for the nine months ended September 30, 2016, and which we currently estimate will be $16.1 million and $11.1 million, respectively, for each of these loans, for the remaining fiscal quarter for 2016. The interest accrual periods under our Senior Credit Facilities are typically three months in duration. The actual amounts of our debt servicing payments vary based on the amounts of indebtedness outstanding, whether we borrow on a LIBOR or base rate basis, the applicable interest accrual periods and the applicable interest rates, which vary based on prescribed formulas. We are also required to pay accrued interest on the Notes on a semi-annual basis. We paid approximately $18.2 million on the Original Notes during the nine months ended September 30, 2016.

We may be able to incur substantial additional debt in the future. The terms of the Senior Credit Facilities and the Indenture permit us to incur additional debt subject to certain conditions. This high level of debt could have important consequences, including:

•	making it more difficult for us to make payments on the Notes;

•	increasing our vulnerability to general adverse financial, business, economic and industry conditions, as well as other factors that are beyond our control;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and placing us at a disadvantage compared to our competitors that are less highly leveraged;

•	restricting our ability to pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	limiting our ability to borrow additional funds;

•	exposing us to the risk of increased interest rates as certain of our borrowings are, and may in the future be, at variable interest rates;

•	requiring us to sell assets or incur additional indebtedness if we are not able to generate sufficient cash flow from operations to fund our liquidity needs;

•	requiring us to refinance all or a portion of our indebtedness at or before maturity; and

•	making it more difficult for us to fund other liquidity needs.

The occurrence of any one of these events or our failure to generate sufficient cash flow from operations could have a material adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations under our Senior Credit Facilities and the Notes. If new debt is added to our current debt levels, the related risks that we now face, as described further herein, could intensify and we may not be able to meet all our debt obligations.

The terms of our Senior Credit Facilities and the Indenture impose restrictions on our business, reducing our operational flexibility and creating default risks. Failure to comply with these restrictions, or other events, could result in default under the relevant agreements that could trigger an acceleration of our indebtedness that we may not be able to repay.

Our Senior Credit Facilities and the Notes require compliance with a set of financial and non-financial covenants. These covenants contain numerous restrictions on the ability of the Issuer, the Company and the restricted subsidiaries to among other things:

•	incur additional debt;

•	make restricted payments (including any dividends or other distributions in respect of our capital stock and any investments);

•	sell or transfer assets;

•	enter into affiliate transactions;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	take other actions.

As a result, the Issuer or the Company may be restricted from engaging in business activities that may otherwise improve our business or from financing future operations or capital needs. Failure to comply with the covenants, if not cured or waived, could result in an event of default that could trigger acceleration of our indebtedness, which would require us to repay all amounts owing under the Senior Credit Facilities and the Notes and could have a material adverse impact on our business. Our Senior Credit Facilities and the Indenture also contain provisions that trigger repayment obligations, including in some cases upon a change of control, as well as various representations and warranties which, if breached, could lead to events of default. We cannot be certain that our future operating results will be sufficient to ensure compliance with the covenants in our Senior Credit Facilities or the Indenture or to remedy any defaults under our Senior Credit Facilities or the Indenture. In addition, in the event of any event of default and related acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments. See “Description of Notes.”

EIG Investors, the borrower under our Senior Credit Facilities and the Issuer of the Notes, is a holding company, and may not be able to generate sufficient cash to service all of its indebtedness, including the Exchange Notes.

EIG Investors, the borrower under our Senior Credit Facilities and the Issuer of the Notes, has no direct operations and no significant assets other than the stock of its subsidiaries. Because it conducts its operations through its operating subsidiaries, EIG Investors depends on those entities to generate the funds necessary to meet its financial obligations, including its required obligations under our Senior Credit Facilities and the Notes. The ability of our subsidiaries to make transfers and other distributions to EIG Investors are subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect, applicable law, prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. If transfers or other distributions from our subsidiaries to EIG Investors were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the obligations under our Senior Credit Facilities and the Notes would be substantially impaired.

Furthermore, if the Issuer’s cash flows and capital resources are insufficient to fund its debt service obligations (including in respect of the Exchange Notes), the Issuer and the Company may be forced to reduce or delay investments and capital expenditures, seek additional capital, restructure or refinance the Issuer’s or our indebtedness, including the Exchange Notes, or sell assets. The Issuer may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all, which would limit its ability to meet its scheduled debt service obligations (including in respect of the Exchange Notes). The Issuer’s and the Company’s ability to restructure or refinance debt will depend on the condition of the capital markets and the financial condition of the Issuer and the Company at the time. Any refinancing of the Issuer’s debt could be at higher interest rates and may require the Issuer to comply with more onerous covenants, which could further restrict our business operations. The Senior Credit Facilities and the Indenture will restrict the Issuer and the restricted subsidiaries’ ability to use the proceeds from asset sales. The Issuer and the restricted subsidiaries may not be able to consummate those asset sales to raise capital or sell assets at prices that the Issuer believes are fair, and any proceeds that the Issuer receives may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on the Issuer’s outstanding indebtedness on a timely basis would likely result in a reduction of the Issuer’s credit rating, which could harm the ability of the Issuer and the Company to incur additional indebtedness. See “Description of Notes.”

Additional debt could reduce the Issuer’s ability to satisfy its obligations under the Exchange Notes.

We may be able to incur substantial additional debt in the future. The terms of the Senior Credit Facilities and the Indenture permit us to incur additional debt subject to certain conditions.

Any additional debt may be secured, in which case your rights to receive payments on the Exchange Notes would effectively be junior to the holders of that new debt to the extent of the value of the assets securing the debt. Also, if the Issuer incurs any additional indebtedness that ranks equally with the Exchange Notes, the holders of that debt will be entitled to share ratably with the holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer. This may have the effect of reducing the amount of proceeds ultimately paid to you. If new debt is added to the Issuer’s current debt levels, the related risks that the Issuer, the Company and their subsidiaries now face, as described further herein, could intensify and the Issuer may not be able to meet all its debt obligations, including the repayment of the Exchange Notes.

The Exchange Notes are not secured by any of the Issuer’s assets and are effectively subordinated to the Issuer’s secured debt. The Senior Credit Facilities are secured and, therefore, the related lenders have a prior claim on substantially all of the Issuer’s assets and those of the guarantors of the Exchange Notes.

The Exchange Notes are not secured by any of the Issuer’s assets, or those of any guarantor. The Senior Credit Facilities, however, are secured by a perfected security interest in substantially all of our assets and the assets of the Issuer and its subsidiary guarantors. The lenders under the Senior Credit Facilities also could accelerate all obligations thereunder and exercise any other remedies available under applicable laws if the Issuer, we, any subsidiary guarantor or any material subsidiary becomes insolvent or is liquidated or any of the Issuer, we, any subsidiary guarantor or any restricted subsidiary otherwise defaults on any of the Issuer’s obligations and agreements under the Senior Credit Facilities. Accordingly, the lenders under the Senior Credit Facilities have a prior claim on the Issuer’s assets (and those of the guarantors under the Senior Credit Facilities). In that event, because the Exchange Notes are not secured by any of the Issuer’s or the guarantors’ assets, it is possible that the Issuer’s and the guarantors’ remaining assets might be insufficient to satisfy your claims in full. Any such exercise of the lenders’ remedies under the Senior Credit Facilities could impede or preclude the Issuer’s or the guarantors’ ability to continue to operate as a going concern.

As of September 30, 2016, our total consolidated indebtedness, net of original issue discounts of $26.7 million and deferred financing costs of $44.7 million, was $2,030.7 million, of which $1,680.7 million was secured under the Senior Credit Facilities. Under the Senior Credit Facilities, we also had $131.5 million of unused capacity under the Revolving Credit Facility as of September 30, 2016. Any borrowings under the Revolving Credit Facility will be secured, and as a result, would be effectively senior to the Exchange Notes and the guarantees to the extent of the value of the assets securing that indebtedness. We may incur additional secured indebtedness as permitted under the Indenture and the Senior Credit Facilities.

The Exchange Notes are structurally subordinated to the liabilities of the Issuer’s non-guarantor subsidiaries.

Payments on the Exchange Notes are required to be made only by the Issuer and the guarantors. The Exchange Notes are guaranteed only by us and the Issuer’s subsidiaries that guarantee its obligations under the Senior Credit Facilities. Accordingly, holders of the Exchange Notes are structurally subordinated to the claims of creditors of non-guarantor subsidiaries, including trade creditors. All obligations of the Issuer’s non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of those subsidiaries would be available for distribution, upon liquidation or otherwise, to the Issuer or a guarantor of the Exchange Notes. The non-guarantor subsidiaries are permitted to incur additional debt in the future under the Indenture and the Senior Credit Facilities.

If the Issuer defaults on its obligations to pay its other indebtedness, it may not be able to make payments on the Exchange Notes.

Any default under the agreements governing the Issuer’s indebtedness, including a default under the Senior Credit Facilities that is not waived by the required lenders, and any remedies sought by the lenders of that debt, could prevent the Issuer from paying principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If the Issuer is unable to generate sufficient cash flow and is otherwise unable to obtain the funds necessary to meet required payments of principal, premium, if any, and interest on the Issuer’s indebtedness, or if the Issuer otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness, including covenants in its Senior Credit Facilities, it could be in default under the terms of those agreements. In the event of a default, the holders of the related indebtedness may be able to cause all of the Issuer’s available cash flow to be used to pay that indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, if any.

Upon any bankruptcy filing, the Issuer would be stayed from making any ongoing payments on the Exchange Notes, and the holders of the Exchange Notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code, or the Bankruptcy Code. In addition, any payment by the Issuer on the Exchange Notes made at a time it was found to be insolvent could be voided and required to be returned to the Issuer or to a fund for the benefit of the Issuer’s creditors if such payment were made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any non-insider party if such payment would give the insider or non-insider party more than that creditor would have received in a distribution under Chapter 7 of the Bankruptcy Code, and certain applicable statutory defenses did not apply. Also, in the event that the Issuer were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payments under the Exchange Notes could occur. If the Issuer’s operating performance declines, the Issuer may in the future need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default thereunder. If the Issuer breaches its covenants under the Senior Credit Facilities and seeks a waiver, it may not be able to obtain a waiver from the required lenders under the Senior Credit Facilities, in which case the Issuer would be in default under the Senior Credit Facilities, the lenders could exercise their rights, as described above, and the Issuer could be forced into bankruptcy or liquidation. See “Description of Notes.”

The Issuer may not be able to repurchase the Exchange Notes upon a change of control or pursuant to an asset sale offer, which would cause a default under the Indenture and the Senior Credit Facilities.

Upon the occurrence of specific kinds of change of control events, the Issuer is required under the Indenture to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest, if any, unless the Notes have been previously called for redemption. The source of funds for any such purchase of the Exchange Notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Exchange Notes upon a change of control because it may not have sufficient financial resources to purchase all of the Exchange Notes that are tendered upon a change of control. Further, the Issuer may be contractually restricted under the terms of the Senior Credit Facilities from repurchasing all of the Exchange Notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the Exchange Notes unless it is able to refinance or obtain waivers under the Senior Credit Facilities. The Issuer’s failure to repurchase the Exchange Notes upon a change of control would cause a default under the Indenture and a cross default under the Senior Credit Facilities. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” The Senior Credit Facilities also provide that a change of control is a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

In addition, in certain circumstances specified in the Indenture, the Issuer will be required to commence an asset sale offer, as defined under the Indenture, pursuant to which it will be obligated to offer to purchase the applicable Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. The Issuer’s other debt may contain restrictions that would limit or prohibit the Issuer from completing any such asset sale offer. The Issuer’s failure to purchase any such Exchange Notes when required under the Indenture would be an event of default. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Courts interpreting change of control provisions under New York law (which is the governing law of the Indenture) have not provided clear and consistent meanings of change of control provisions, which means that we and others are unable to accurately predict the outcome of any judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture would be unenforceable on public policy grounds. No assurances can be given that courts would enforce the change of control provisions in the Indenture as written for the benefit of the holders, or as to how these change of control provisions would be impacted if the Issuer were to become a debtor in a bankruptcy case.

The Exchange Notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

The Exchange Notes will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes, because the stated redemption price at maturity of the Exchange Notes exceeds the issue price of the Exchange Notes. Because the OID is greater than a de minimis amount, certain holders of Exchange Notes will be required to include such OID in gross income on a constant yield to maturity basis, in advance of the receipt of cash attributable to such income (regardless of such holder’s method of accounting for U.S. federal income tax purposes). See “Certain U.S. Federal Income Tax Considerations—Certain United States federal income tax consequences.”

Federal and state fraudulent transfer and similar laws may permit a court to void the Exchange Notes and the guarantees, subordinate claims in respect of the Exchange Notes and the guarantees and require note holders to return payments received, and if that occurs, you may not receive any payments on the Exchange Notes.

The Company and certain of the Issuer’s existing subsidiaries have guaranteed, and certain of the Issuer’s future subsidiaries may guarantee, the Exchange Notes. Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the guarantees of such Exchange Notes. Under the Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or any of the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuer or the relevant guarantors (1) issued the Exchange Notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors, or (2) received less than reasonably equivalent value or fair consideration in return for issuing the Exchange Notes or incurring the guarantee and any of the following three conditions apply:

•	the Issuer or the guarantor, as applicable, was insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the guarantee;

•	the Issuer or the guarantor, as applicable, was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the Issuer or the guarantor was an unreasonably small capital; or

•	the Issuer or the guarantor, as applicable, intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee, to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Exchange Notes.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or any guarantor was insolvent at the relevant time or, regardless of the standard that a court uses, whether the Exchange Notes or the guarantee, as applicable, would be subordinated to the Issuer’s or that guarantor’s other debt. In general, however, a court may deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or that guarantee or subordinate the Exchange Notes or that guarantee to presently existing and future indebtedness of the Issuer or of the guarantor, as applicable, or require the holders of the Exchange Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the voidance of the Exchange Notes could result in an event of default with respect to the Issuer’s and the guarantors’ other debt that could result in acceleration of that debt.

The Indenture includes a “savings clause” intended to limit each guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. Courts have found “savings clauses” to be ineffective in the past and other courts may find them to be ineffective in the future. If a court were to find the “savings clause” in our Indenture ineffective, the guarantees could be considered fraudulent transfers and voided in their entirety or reduced to an amount that effectively makes the guarantees worthless.

As a court of equity, a bankruptcy court may subordinate claims in respect of the Exchange Notes to other claims against the Issuer under the principle of equitable subordination, if the court determines that: (a) the holder of Exchange Notes engaged in some type of inequitable conduct; (b) inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of Exchange Notes; and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, a downgrade suspension or withdrawal of the rating assigned by a rating agency to the Exchange Notes, if any, or a change in price.

The Exchange Notes are a new issue of securities with no established trading market. We have not applied, and do not intend to apply, for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the Exchange Notes but is not obligated to do so and may discontinue market making at any time without notice. Therefore, an active trading market for the Exchange Notes may not develop or, if developed, may not continue. If an active trading market does not develop or is not maintained, you may not be able to sell the Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. A liquid trading market may not develop for the Exchange Notes and if it does, the liquidity of any market for the Exchange Notes will depend upon:

•	the number of holders of the Exchange Notes,

•	our performance,

•	the trading market for similar securities,

•	the interest of securities dealers in making a market in the Exchange Notes and other factors.

Historically, the trading market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The trading market, if any, for the Exchange Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes. In addition, the Exchange Notes may trade at a discount from their value on the date you acquired the Exchange Notes, depending upon prevailing interest rates, the trading market for similar Exchange Notes, our performance and other factors.

The trading prices for the Exchange Notes will be directly affected by many factors, including our credit rating.

The Exchange Notes have been rated by rating agencies. A rating is not a recommendation to purchase, sell or hold the Exchange Notes. Credit rating agencies continually revise their ratings for companies they follow, including us. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. A ratings downgrade could adversely affect the trading prices of the Exchange Notes, or the trading market for the Exchange Notes, to the extent a trading market for the Exchange Notes develops.

During any period in which the Exchange Notes are rated investment grade, certain covenants contained in the Indenture will not be applicable; however, there is no assurance that the Exchange Notes will be rated investment grade.

The Indenture provides that certain covenants will not apply to the Issuer or the restricted subsidiaries during any period in which the Exchange Notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services and no default or event of default has otherwise occurred and is continuing under the Indenture. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, make restricted payments, incur indebtedness, sell certain assets and enter into certain other transactions. Any related actions that we take while these covenants are not in force will be permitted and will not constitute an event of default even if the Exchange Notes are subsequently downgraded below investment grade and those covenants are subsequently reinstated. There can be no assurance that the Exchange Notes will ever be rated investment grade, or that if they are rated investment grade, that the Exchange Notes will maintain such ratings. See “Description of Notes—Certain Covenants—Covenant Suspension.”

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended September 30, 2016 and each of the five years in the period ended December 31, 2015 is set forth below. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus. For the purpose of computing these ratios, “earnings” consists of the amount resulting from adding pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges and distributed income of equity investees, and “fixed charges” consists of interest expensed and an estimate of the interest within rental expense.

	Years ended December 31,					Nine months ended September 30, 2016
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	1.0x	—	—	—	—	—
Deficiency of earnings to fixed charges (in millions)	—	$(44.4)	$(161.4)	$(216.5)	$(80.9)	$(169.1)

USE OF PROCEEDS

None of the Issuer or any of the guarantors will receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes, the Issuer will receive the Original Notes in like principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled. The Issuer and the guarantors have agreed to pay all expenses incident to the Exchange Offer other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, the Issuer and the guarantors entered into a Registration Rights Agreement with the initial purchasers of the Original Notes. The Issuer is making the Exchange Offer to satisfy its obligations under the Registration Rights Agreement.

Terms of the Exchange Offer

The Issuer is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Original Notes. The Exchange Notes will be entitled to the benefits of the Indenture. See “Description of Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, $350,000,000 aggregate principal amount of Original Notes was outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act or any broker-dealer who acquired the Original Notes directly from the Issuer, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements under the Securities Act). In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. The Issuer and the guarantors have agreed, pursuant to the Registration Rights Agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of the Issuer or any guarantor, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, and be identified as an underwriter in the prospectus, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on                 , 2017 unless the Issuer, in its sole discretion, extends the period during which the Exchange Offer is open.

The Issuer reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Wilmington Trust, National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or any other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered and not validly withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer or withdrawn on or prior to such extended Expiration Date if done so validly.

The exchange date will promptly follow the Expiration Date. The Issuer expressly reserves the right to:

•	terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth under “—Conditions to the Exchange Offer” have occurred and have not been waived by the Issuer; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, the Issuer will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, if the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will extend the Exchange Offer for a period of two to ten business days, depending on the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer would otherwise have expired during such two to ten business day period.

Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuer will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by the Issuer to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering Original Notes

To participate in the Exchange Offer, you must properly tender your Original Notes to the exchange agent as described below. The Issuer will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender and do not validly withdraw. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to the Issuer or the guarantors. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you, the Issuer and the guarantors in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by the Issuer and will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. The Issuer also reserves the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither the Issuer, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offer.

In all cases, the Issuer will issue the Exchange Notes for the Original Notes that it has accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Date, a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If the Issuer does not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements under the Securities Act). See “Plan of Distribution.”

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to the Issuer and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by the Issuer and the issuance of Exchange Notes, as guaranteed by the guarantors, in exchange for tendered Original Notes will constitute performance in full by the Issuer and the guarantors of their obligations under the Registration Rights Agreement and that the Issuer and the guarantors will have no further obligations or liabilities under the Registration Rights Agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•	it has received the prospectus;

•	it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Original Notes tendered hereby, and it has full power and authority to execute the letter of transmittal;

•	the Original Notes being tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Issuer will acquire good, indefeasible and unencumbered title to such Original Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Issuer accepts the same;

•	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Original Notes tendered hereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by tendering its Original Notes, the undersigned has made its own independent appraisal of the matters referred to in the prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Issuer or the exchange agent, other than those contained in the prospectus, as amended or supplemented through the Expiration Date;

•	the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in the prospectus;

•

the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to such attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Original Notes tendered hereby in favor of the Issuer or any other person or persons as the Issuer may direct and to deliver such forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of such Original Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in the Issuer or their nominees such Original Notes;

•	the terms and conditions of the Exchange Offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

•	it is acquiring the Exchange Notes in the ordinary course of its business;

•	at the time of the commencement of the Exchange Offer, it is not engaged in, and does not intend to engage in, and it has no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Issuer or any guarantor;

•	if it is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Issuer or any of its affiliates), then it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements under the Securities Act); and

•	it is not acting on behalf of any person who could not truthfully and completely make the four foregoing certifications.

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a notice, telegram, facsimile transmission or letter of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made as soon as practicable after the Expiration Date. For purposes of the Exchange Offer, the Issuer will be deemed to have accepted for exchange validly tendered Original Notes when and if the Issuer has given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving Exchange Notes from the Issuer and causing the Original Notes to be assigned, transferred, exchanged and canceled. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after valid withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

The Exchange Offer is not subject to any conditions, except that neither the Issuer or the guarantors are required to conduct the Exchange Offer if (i) doing so would violate any applicable law or applicable interpretations of the SEC, (ii) any action or proceeding is instituted in or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in the reasonable judgment of the Issuer and the guarantors, might materially impair the ability of the Issuer and the guarantors to proceed with the Exchange Offer or (iii) any government or regulatory approval to conduct the Exchange Offer has not been obtained that, in the reasonable judgment of the Issuer and the guarantors, is necessary for the consummation of the Exchange Offer.

These conditions are for the sole benefit of the Issuer and the guarantors and may be asserted by the Issuer or the guarantors with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by the Issuer or the guarantors, giving rise to the condition or may be waived by the Issuer in whole or in part at any time or from time to time in the Issuer’s sole discretion. The failure by the Issuer or the guarantors at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. The Issuer reserves the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

Any determination by the Issuer and the guarantors concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, the Issuer will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture under the Trust Indenture Act of 1939, or the TIA.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890-1626

E-mail: DTC2@WilmingtonTrust.com

Facsimile: (302) 636-4139

Attention: Workflow Management, 5th Floor

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

Solicitation of Tenders; Expenses

Neither the Issuer nor the guarantors have retained any dealer-manager or similar agent in connection with the Exchange Offer, and they will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuer and the guarantors will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by the Issuer and the guarantors.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by the Issuer or the guarantors. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer may be relied on, under any circumstances, to create any implication of the absence of a change in the affairs of the Issuer or the guarantors since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, the Issuer may, at its discretion, take any action as it may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal or Dissenters’ Rights

Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer Taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offer.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or non-U.S. tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change, perhaps retroactively.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or are exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

UPON COMPLETION OF THE EXCHANGE OFFER, DUE TO THE RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES AND THE ABSENCE OF SIMILAR RESTRICTIONS APPLICABLE TO THE EXCHANGE NOTES, IT IS HIGHLY LIKELY THAT THE MARKET, IF ANY, FOR ORIGINAL NOTES WILL BE LESS LIQUID THAN THE MARKET FOR EXCHANGE NOTES. CONSEQUENTLY, HOLDERS OF ORIGINAL NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER COULD EXPERIENCE SIGNIFICANT DIMINUTION IN THE VALUE OF THEIR ORIGINAL NOTES COMPARED TO THE VALUE OF THE EXCHANGE NOTES.

Resale Registration Statement

Under the Registration Rights Agreement, in the event that:

(1)	the Issuer and the guarantors determine that the registration statement of which this prospectus forms a part is not available or the Exchange Offer may not be completed as soon as practicable after the Expiration Date because it would violate an applicable law or applicable interpretations of the SEC;

(2)	the Exchange Offer, for any other reason, is not completed by the 365th day after February 9, 2016;

(3)	upon receipt of a written request, or a Shelf Request, within 30 days after the consummation date of the Exchange Offer from any initial purchaser representing that it holds Original Notes that are or were ineligible to be exchanged in the Exchange Offer; or

(4)	any holder is not eligible to participate in the Exchange Offer or, in the case of a holder who does participate in the Exchange Offer, does not receive freely tradable Exchange Notes and so notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

then, the Issuer and the guarantors shall use their commercially reasonable efforts to file with the SEC as soon as practicable after such determination, notification or Shelf Request, as the case may be, a shelf registration statement on an appropriate form under Rule 415 of the Securities Act, which may be an amendment to the registration statement of which this prospectus forms a part, in either event, the Shelf Registration Statement, providing for the sale of all the Original Notes by the holders thereof and use their commercially reasonable efforts to have such Shelf Registration Statement become effective.

The Issuer and the guarantors will use their commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Exchange Notes by the holders, until the earlier of the (i) one-year anniversary of the effectiveness of the Shelf Registration Statement and (ii) date when (w) a registration statement with respect to the Original Notes has been declared effective by the SEC and the Original Notes have been exchanged or disposed of pursuant to such registration statement, (x) the Original Notes cease to be outstanding, (y) except for Original Notes that are held by an initial purchaser and that are ineligible to be exchanged in an exchange offer, when the Exchange Offer is consummated or (z) the Original Notes may be resold without restriction pursuant to Rule 144 (as amended or replaced) under the Securities Act.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to EIG Investors Corp. and its consolidated Subsidiaries, (ii) the term “Issuer” refers only to EIG Investors Corp. and not any of its Subsidiaries and (iii) the term “Notes” refers to both the Exchange Notes (defined below) and the Original Notes (defined below) together.

On February 9, 2016, the Issuer issued $350.0 million aggregate principal amount of 10.875% senior notes due 2024 (the “Original Notes”) under an indenture dated as of February 9, 2016 (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Original Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

The Issuer will issue up to $350.0 million aggregate principal amount of new 10.875% senior notes due 2024 (the “Exchange Notes”) under the Indenture in exchange for the Original Notes. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes and any Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of holders have given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all holders.

The following description is only a summary of the material provisions of the Notes and the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below and those made part thereof by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Information by Reference.”

Brief Description of Notes

The Exchange Notes will be:

•	unsecured senior obligations of the Issuer;

•	pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes;

•	senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Notes) of the Issuer; and

•	initially guaranteed on a senior unsecured basis by Holdings and each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the

Exchange Notes, whether for payment of principal of, premium, if any, or interest on or in respect of the Exchange Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Holdings and the Restricted Subsidiaries that guarantee the Senior Credit Facilities will initially guarantee the Exchange Notes. In addition, each future direct and indirect Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary) that guarantees Indebtedness under the Senior Credit Facilities or any capital markets debt securities of the Issuer or a Guarantor, will Guarantee the Notes.

Each of the Guarantees of the Exchange Notes will be a general unsecured obligation of each Guarantor and will rank pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Exchange Notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries will Guarantee the Exchange Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding, of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor.

The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Any entity that makes a payment under its Guarantee will be entitled, upon payment in full of all guaranteed obligations under the Indenture, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and this Offering—Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and the guarantees, subordinate claims in respect of the Exchange Notes and the guarantees and require note holders to return payments received, and if that occurs, you may not receive any payments on the Exchange Notes.”

A Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or any sale, exchange or transfer of all or substantially all the assets of such Subsidiary Guarantor, in either case which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the Issuer’s exercising its legal defeasance option or covenant defeasance option as described under the caption “Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Exchange Notes and the payment of any Guarantee will rank pari passu in right of payment to all existing and future Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Exchange Notes will be effectively subordinated in right of payment to all of the Issuer’s and any Guarantor’s existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of September 30, 2016, the Issuer and the Guarantors had secured Indebtedness of approximately $1,752.1 million outstanding and an additional $131.5 million of unused revolving credit loan capacity under the Senior Credit Facilities, without giving effect to approximately $2.6 million of outstanding letters of credit at September 30, 2016.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar For The Exchange Notes

The Issuer will maintain one or more paying agents for the Exchange Notes. The initial paying agent for the Exchange Notes will be the Trustee. The Issuer will also maintain a registrar. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Exchange Notes outstanding from time to time and will facilitate transfer of Exchange Notes on behalf of the Issuer. Payments of principal of, premium, if any, and interest on the Exchange Notes will be payable through the paying agent at the office or agency designated by the Issuer or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders. Until otherwise designated by the Issuer, the Issuer’s office or agency maintained for such purpose will be the office of the Trustee.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the terms of the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or between a record date and the next succeeding interest payment date.

Principal, Maturity and Interest

The Issuer issued an aggregate principal amount of $350.0 million of Original Notes on February 9, 2016. The Notes will mature on February 1, 2024. Subject to compliance with the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (any such notes, the “Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including in respect of waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes under the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The Original Notes were, and the Exchange Notes will be, issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Interest on the Exchange Notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2017, to the Holders of Notes of record on the immediately preceding January 15 and July 15. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange for the Exchange Note. Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday and interest shall not accrue for the intervening period.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to February 1, 2019.

At any time prior to February 1, 2019, the Issuer may redeem all or a part of the Notes, upon such notice as is described under the caption “Selection and Notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date.

On and after February 1, 2019, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the caption “Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2019	108.156%
2020	105.438%
2021	102.719%
2022 and thereafter	100.000%

In addition, prior to February 1, 2019, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 110.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date (other than Notes or Additional Notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The Notes to be redeemed shall be selected by the Trustee in accordance with its procedures in the manner described under the caption “Selection and Notice.”

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or in accordance with and subject to customary Depository Trust Company (“DTC”) procedures or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary DTC procedures. No Notes of $2,000 or less can be redeemed in part and all Notes after such selection shall be in an authorized denomination.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. If the Issuer requests the Trustee to give notice of purchase or redemption on the Issuer’s behalf, the Issuer will give written notice to the Trustee at least 35 days prior to the redemption date (or such shorter period as agreed by the Trustee).

With respect to Notes represented by certificated notes, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described under the caption “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures, with the following information:

(1) that a Change of Control Offer is being made pursuant to this covenant, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control). If we experience a change of control that triggers a default under the Senior Credit Facilities or such other indebtedness, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities or such other indebtedness. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities or such other indebtedness, such default could result in amounts outstanding under the Senior Credit Facilities or such other indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Indebtedness and this Offering—The Issuer may not be able to repurchase the Exchange Notes upon a change of control or pursuant to an asset sale offer.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of Change of Control, may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Asset Sales

The Indenture provides that from and after the Issue Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by a Responsible Officer of the Issuer in good faith at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or a Restricted Subsidiary that (x) are assumed by the transferee of any such assets or (y) are otherwise canceled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries) and, in each case, for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale,

(c) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or any Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale in accordance with the terms of the Indenture, and

(d) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, as determined by the Issuer in good faith, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 3% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value (as determined by a Responsible Officer of the Issuer in good faith) of each such item of Designated Non-cash Consideration being measured pursuant to this clause (d) at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Period”), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale as follows:

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that, to the extent the Issuer or such Restricted Subsidiary reduces Obligations under such Senior Indebtedness (other than the Notes), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under the caption “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of the Notes so redeemed or purchased; or

(d) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the Issuer or any Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary or increases the Issuer’s direct or indirect percentage ownership of the Capital Stock of a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or increases the Issuer’s direct or indirect percentage ownership of the Capital Stock of a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment, so long as the Issuer, or such other Restricted Subsidiary, enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the Asset Sale Proceeds Period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $80 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $80 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may, at its option, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $80 million or less.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (in the manner described under the heading Selection and Notice above) and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant Suspension

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) “—Repurchase at the Option of Holders;”

(2) “—Limitation on Restricted Payments;”

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(5) “—Transactions with Affiliates;”

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) two or more Rating Agencies have withdrawn their Investment Grade Rating or assigned to the Notes a rating below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries or events occurring prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Issuer’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set forth below), (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to clause (3) of the second paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the covenant described under the caption “—Transactions with Affiliates,” (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to take any action described in clauses (1) through (3) of the covenant described under the caption “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of the covenant described under the caption “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” and (5) no Restricted Subsidiary of the Issuer shall be required to comply with the covenant described under the caption “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period except that such Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary pursuant to the provisions of such covenant to the extent required and to the extent such Restricted Subsidiary has not already provided a Guarantee.

On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same. The Issuer shall promptly notify the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(b) prepayments, redemptions, repurchases, defeasances and other payments in respect of Subordinated Indebtedness prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Ratio Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries under this clause (3) after the Issue Date (and including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on January 1, 2016 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount shall not be less than zero); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by a Responsible Officer of the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of the covenant under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by a Responsible Officer of the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of any direct or indirect parent company of the Issuer (excluding Contributed Holdings Investments (as defined below) and contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by a Responsible Officer of the Issuer, of marketable securities or other property contributed to the capital of the Issuer after the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of the covenant under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions and Contributed Holdings Investments); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by a Responsible Officer of the Issuer, of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances and releases of guarantees that constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by a Responsible Officer of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment; plus

(f) $50 million.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, as the case may be, would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Issuer or any Restricted Subsidiary or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of the Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement for value of (i) Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor or (ii) Disqualified Stock of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Subordinated Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Subordinated Indebtedness or Disqualified Stock;

(b) such new Subordinated Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Subordinated Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Subordinated Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) Restricted Payments to the Issuer or direct or indirect parent companies of the Issuer, the proceeds of which are, or will be, promptly used to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) (in each case, other than Disqualified Stock) or Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of the Issuer to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness (or make Restricted Payments to allow any of the Issuer’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or their Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of the Issuer to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or Indebtedness or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests or Indebtedness), in each case held directly or indirectly by current or former officers, managers, consultants, members of the board of directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of the Issuer, the Issuer and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Issue Date not to exceed $60 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $120 million in any calendar year), in each case, without giving effect to the following proviso; provided that such amount in any calendar year may be increased by:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) an amount not to exceed the cash proceeds of key man life insurance policies received by the Issuer (or by direct or indirect parent companies of the Issuer and contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of the board of directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent companies of the Issuer will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges;”

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional indebtedness pursuant to the Ratio Test;

(7) Restricted Payments by any Restricted Subsidiary to the Issuer or direct or indirect parent companies of the Issuer to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(8) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies to allow payments by the Issuer or any direct or indirect parent company of the Issuer in respect of withholding or similar taxes payable in connection with any grant or vesting of an Equity Interest to or by, or repurchase, or dividend or other distribution to facilitate a repurchase, of an Equity Interest from, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates, Immediate Family Members or permitted transferees), or in connection with any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options, warrants or other incentive interests and the vesting of restricted stock and restricted stock units or any deemed repurchases of Equity Interests representing a portion of the exercise price of such options or warrants or other incentive interest;

(9) the declaration and payment of dividends by the Issuer on the common stock or Equity Interests of the Issuer or any direct or indirect parent company of the Issuer following a public offering of such common stock or Equity Interests, in an aggregate amount per annum not to exceed 6.0% in any fiscal year of the aggregate proceeds received by or contributed to the Issuer in or from all such public offerings;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate outstanding amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of 20% of LTM EBITDA and $80 million at the time made;

(12) distributions or payments of Receivables Fees;

(13) Restricted Payments made as part of or to consummate the Transactions;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales;” provided that all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) with respect to any taxable period in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which such direct or indirect parent company of the Issuer is the common parent, foreign, federal, state and local income taxes that are attributable to the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that the Issuer and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Issuer as the corporate common parent of such stand-alone Tax Group;

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any equity or debt offering of such parent entity (whether or not successful);

(f) reasonable and customary indemnification claims made by members of the board of directors or officers, employees, directors, managers, consultants or independent contractors of such parent entity attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries;

(g) fees and expenses (x) due and payable by the Issuer and its Restricted Subsidiaries related to the Transactions and (y) otherwise permitted to be paid by the Issuer and any Restricted Subsidiaries under the Indenture;

(h) to the extent constituting a Restricted Payment, amounts due and payable pursuant to the Sponsor Management Agreement or any other investor management agreement entered into with the Investors after the Issue Date, which agreement shall be on terms not materially less favorable to the Issuer and its Restricted Subsidiaries than the terms of the Sponsor Management Agreement in effect on the Issue Date;

(i) to finance any Investment that, if made by the Issuer, would be permitted by the Indenture; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (16) of the definition of “Permitted Investments”) to be contributed to the Issuer or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with the Issuer or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted under the covenant described under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets” in order to consummate such Investment (any such property or assets so contributed, merged or amalgamated shall constitute “Contributed Holdings Investments” and shall be disregarded for purposes of determining any amount calculated under the Indenture with respect to contributions to the capital of the Issuer or any of its Restricted Subsidiaries); and

(j) amounts that would otherwise be permitted to be paid pursuant to clauses (4), (7), (11), (12), (15) and (18) of the covenant described under the caption “—Transactions with Affiliates”;

(16) [Reserved];

(17) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to direct and indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Net Debt Ratio would be equal to or less than 4.25 to 1.00;

(19) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; and

(20) payments to the Issuer or direct and indirect parent companies of the Issuer to permit such Person to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under the Indenture and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(21) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets”; and

(22) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies, and any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (22) above or is entitled to be made pursuant to the first paragraph of this covenant and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between such clauses (1) through (22) and such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

Currently, all of the Issuer’s Subsidiaries (other than DPF, LLC and Domain Pro, LLC) are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation is permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (10), (11), (17) or (18) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clause (1)(b)), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to clauses (12)(b) and (14) of the following paragraph, no more than the greater of 100% of LTM EBITDA and $400 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this paragraph shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Subsidiary Guarantors; provided, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of the covenant described under the caption “—Limitation on Restricted Payments” (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.

The foregoing limitations will not apply to:

(1) (a) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1)(a) and outstanding at any one time does not exceed $2,000 million (plus the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with any Refinancing Credit Facility incurred under this clause (1)(a)), less the aggregate amount of all voluntary prepayments actually made by the borrower in respect of Indebtedness incurred under this clause 1(a);

(b) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1)(b) and outstanding at any one time does not exceed $300 million plus (y) the aggregate amount of all voluntary prepayments actually made by the borrower in respect of Indebtedness incurred under clause (1)(a) or this clause (1)(b) plus (z) the aggregate amount of all reductions of revolving commitments under Credit Facilities of the Issuer or any of its Restricted Subsidiaries; and

(c) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) if the Consolidated Secured Net Debt Ratio would be (x) less than or equal to 4.50 to 1.00 or (y) in the case of any such Indebtedness incurred to finance any investment or acquisition or incurred as a result of Person being acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture, equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clause 1(b)); provided that for the purposes of determining the amount that may be incurred under this clause (1)(c), all Indebtedness incurred under this clause (1)(c) shall be deemed to be secured by Liens;

provided that any Refinancing Credit Facility in respect of any such Credit Facility incurred under this clause (1) in an amount not to exceed the amount of such Credit Facility incurred under this clause (1), as the case may be, (plus the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with the incurrence of such Refinancing Credit Facility) may be incurred under this clause (1), as the case may be, even if such incurrence is not otherwise permitted by this clause (1) at such time of incurrence of such Refinancing Credit Facility (and any new Refinancing Credit Facility in respect of any earlier Refinancing Credit Facility incurred under this proviso in an amount not to exceed the amount of such earlier Refinancing Credit Facility (plus the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with the incurrence of such new Refinancing Credit Facility) may also be incurred under this clause (1) even if such incurrence is not otherwise permitted by this clause (1) at the time of incurrence of such new Refinancing Credit Facility);

(2) the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the Notes issued on the Issue Date and any replacement Notes therefor (including any Guarantee thereof) (other than any Additional Notes) and any Exchange Notes in respect thereof (including any Guarantee thereof);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that, in each case, are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as such Indebtedness, Disqualified Stock or Preferred Stock exists at the date of such purchase, lease or improvement or is created within 270 days thereafter; provided that, at the time of any such incurrence of Indebtedness, Disqualified Stock or Preferred Stock (and after giving pro forma effect thereto), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), when aggregated with the outstanding amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (4), does not exceed the greater of 20% of LTM EBITDA and $80 million;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with the Acquisition, any acquisition or other investment or any disposition, in each case, not prohibited under the Indenture;

(7) Indebtedness of the Issuer owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under the caption “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under the caption “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b) and the outstanding amount of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under this clause (12)(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, does not, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), exceed the greater of 85% of LTM EBITDA and $330 million; provided, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (14), no more than the greater of 100% of LTM EBITDA and $400 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors; provided further, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of the covenant described under the caption “—Limitation on Restricted Payments” (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary, of the Issuer of Indebtedness Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clauses (14) or (19) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased,

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any outstanding Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance any investment or acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, investment, merger, amalgamation or consolidation either:

(a) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test or (ii) the Consolidated Total Net Debt Ratio would be equal to or less than 5.75 to 1.00; or

(b) (i) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be equal to or greater than it was immediately prior to such acquisition, investment or merger or (ii) the Consolidated Total Net Debt Ratio would be equal to or less than it was immediately prior to such acquisition or merger, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clause 1(b);

provided, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (12)(b), no more than the greater of 100% of LTM EBITDA and $400 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this clause (14) shall be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors; provided further, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of the covenant described under the caption “—Limitation on Restricted Payments” (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(15) Indebtedness in respect of Cash Management Obligations, Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, and

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under the caption “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;”

(18) [Reserved];

(19) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount; provided that, at the time of any such incurrence of Indebtedness, Disqualified Stock or Preferred Stock (and after giving pro forma effect thereto), the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock incurred under this clause (19)), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under this clause (19) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, does not exceed the greater of 20% of LTM EBITDA and $80 million in the aggregate (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements;

(21) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in the second paragraph of the covenant described under the caption “—Limitation on Restricted Payments.”

(22) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), the aggregate amount of Indebtedness incurred under this clause (22), when aggregated with the outstanding amount of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor which serves to refinance any Indebtedness incurred as permitted under this clause (22) or any Indebtedness issued to so refund or refinance such Indebtedness, does not exceed the greater of 12.5% of LTM EBITDA and $50 million in the aggregate (it being understood that any Indebtedness incurred pursuant to this clause (22) shall cease to be deemed incurred or outstanding for purposes of this clause (22) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (22)); provided further, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an Investment not prohibited the Indenture (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such Investment;

(23) Indebtedness representing deferred compensation or stock-based compensation owed to employees of direct or indirect parent companies of the Issuer, the Issuer or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(24) Settlement Indebtedness;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(27) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (26).

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (27) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph;

(2) at the time of incurrence or reclassification, the Issuer will be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above;

(3) in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of such revolving credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable);

(4) in the event that the Issuer or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, shall, at the option of the Issuer, be the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under the Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated;

(5) accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant;

(6) for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(7) the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;

(8) in the case of any refinancing of any Indebtedness permitted under clauses (1), (4), (12)(b), (19) and (22) of the second paragraph of this covenant or any portion thereof, the amount of Indebtedness being incurred to finance the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees in connection with such refinancing will not be deemed to be an incurrence or issuance of Indebtedness for purposes of this covenant;

(9) notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on clauses (1)(b), (4), (12)(b), (19) or (22) of the second paragraph of this covenant, measured by reference to a percentage of LTM EBITDA at the time of Incurrence, and such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including reasonable tender premiums), defeasance, costs and fees in connection with such refinancing; and

(10) the Indenture will not treat (x) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (y) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

The Indenture provides that the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

For the avoidance of doubt, the amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to the second proviso of the first paragraph of this covenant and clauses (12)(b) and (14) shall not exceed the greater of 100% of LTM EBITDA and $400 million in the aggregate at any one time outstanding; provided, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of the covenant described under the caption “—Limitation on Restricted Payments” (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.

Liens

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any such Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.

Any Lien created for the benefit of holders of the Notes on any property or assets pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens on such property or assets described in clauses (1) and (2) above.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease,

conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”), provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to supplemental indentures or other documents or instruments and assumes by written agreement all obligations of the Issuer, if applicable, under the Registration Rights Agreement;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(b) (i) the Fixed Charge Coverage Ratio for the Successor Company or the Issuer and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction or (ii) the Consolidated Total Net Debt Ratio would be equal to or less than it was immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes and, if applicable, that its obligation under the Registration Rights Agreement shall continue to be in effect; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer or such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to any Person (other than the Issuer or such Subsidiary Guarantor) unless:

(1) (a) any Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than a Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments and, if applicable, all the obligations of each Subsidiary Guarantor under the Registration Rights Agreement pursuant to a written agreement;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) with respect to the Subsidiary Guarantors, the transaction is not prohibited by the first paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee.

Notwithstanding the foregoing,

(1) the Issuer may transfer all or part of its property or assets to a Subsidiary Guarantor;

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

(3) any Subsidiary Guarantor may (i) consolidate or amalgamate with or merge into, wind up into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Subsidiary Guarantor), (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of such Subsidiary Guarantor or (iv) consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor so long as (A) to the extent constituting an Investment, such Investment is otherwise permitted under the covenant described under the caption “—Limitation on Restricted Payments” or (B) to the extent constituting an Asset Sale, such Asset Sale is for fair market value (as determined in good faith by the Issuer) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Subsidiary Guarantor in accordance with the covenant described under the caption “—Limitation on Restricted Payments”;

(4) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary;

(5) Holdings may consolidate or amalgamate with or merge into the Issuer; provided that (i) Holdings or the Issuer is the surviving Person and (ii) if the Issuer has a new direct holding company parent following such consolidation, amalgamation, or merger that guarantees the Senior Credit Facilities, such parent company will, within 30 days of such guarantee, become a guarantor of the Notes on the same terms as Holdings; and

(6) the Transactions will be permitted without compliance with this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer, any Restricted Subsidiary and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the caption “—Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses to the Investors or management companies of the Investors (including indemnification and other similar amounts) pursuant to the Sponsor Management Agreement or any other investor management agreement entered into with the Investors after the Issue Date, which agreement shall be on terms not materially less favorable to the Issuer and its Restricted Subsidiaries than the terms of the Sponsor Management Agreement in effect on the Issue Date (plus any unpaid management, consulting, monitoring and advisory fees and related expenses within such amount accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous, in the good faith judgment of the board of directors of the Issuer, to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

(4) the payment of reasonable and customary fees, reasonable out-of-pocket costs and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, members of the board of directors, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto are not otherwise disadvantageous in any material respect to the Holders when taken as a whole;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries and issuances of Equity Interests of the Issuer to the extent otherwise permitted by the Indenture;

(10) sales of accounts receivable, or participations therein, Receivables Assets or related assets in connection with any Receivables Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, (including, without limitation, in connection with acquisitions, divestitures or financing) which payments are approved by a majority of the board of directors of the Issuer in good faith or a majority of the disinterested members of the board of directors of the Issuer in good faith;

(12) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Issuer in good faith;

(13) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(14) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or indirectly through an Unrestricted Subsidiary, an Equity Interest in or controls such Person;

(15) the Transactions, the offering of Notes and payments made in connection with the Transactions (including the offering of Notes), including the payment of fees and expenses;

(16) employment and severance arrangements between the Issuer and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to clause (16) of the definition of Permitted Investments);

(17) (a) tax sharing agreements among direct and indirect parent companies of the Issuer, the Issuer and its Restricted Subsidiaries and payments thereunder on customary terms to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (b) transactions undertaken in good faith (as certified by the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Subsidiaries;

(18) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(19) any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(20) intellectual property licenses or sublicenses (including the provision of software under an open source license) in the ordinary course of business; and

(21) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under “—Repurchase at the Option of Holders—Asset Sales” or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any Subsidiary Guarantors;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any Subsidiary Guarantors:

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date;

(b) contractual encumbrances or restrictions included in the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(c) the Indenture, the Notes, the Exchange Notes and the guarantees thereof;

(d) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(e) applicable law or any applicable rule, regulation or order;

(f) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction or condition set forth in such agreement is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

(g) contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(h) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(i) restrictions on cash (or Cash Equivalents) or other deposits or restrictions on net worth imposed under agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(j) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(k) customary provisions in joint venture agreements or arrangements and other similar agreements relating to such joint venture;

(l) customary provisions contained in leases, sub-leases, licenses, sub-licenses, asset sale agreements or similar agreements, including with respect to intellectual property and other agreements, in each case, (i) entered into in the ordinary course of business or (ii) otherwise permitted under the Indenture so long as such restrictions relate only to the assets subject thereto;

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;

(n) [Reserved];

(o) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary;

(p) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations;

(q) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(r) any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Credit Facilities, together with the security documents associated therewith as in effect on the Issue Date (as determined by the Issuer) or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(s) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary; and

(t) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided that such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation On Guarantees Of Indebtedness By Restricted Subsidiaries

The Issuer will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities), other than a Subsidiary Guarantor, a Receivables Subsidiary or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Subsidiary Guarantor unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor (x) if the Notes or such Subsidiary Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness and (y) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Receivables Facility by any Receivables Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described above.

Reports and Other Information

The Indenture provides that so long as any Notes are outstanding, Holdings shall furnish to the Trustee:

(i) within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(ii) within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form); and

(iii) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form).

With respect to the foregoing, (i) the availability of the reports referred to in paragraphs (i) through (iii) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and Holdings’ public website within the time periods specified above will be deemed to satisfy the above delivery obligation and (ii) prior to the filing of a registration statement for the Notes pursuant to the Registration Rights Agreement, Holdings shall not be required to prepare or file any financial statements or other information or disclosure required pursuant to Rule 3-10 or 3-16 of Regulation S-X (or any successor provision) under the Exchange Act.

In the event that Holdings is not required to file such reports with the SEC, the Issuer or Holdings will furnish to the Trustee:

(i) within 90 days after the end of each fiscal year of the Issuer or Holdings ending after the Issue Date, the consolidated financial statements of the Issuer or Holdings for such year prepared in accordance with

GAAP, together with a report thereon by Holdings’ independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an annual report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Issuer or Holdings (if the Issuer or Holdings were required to prepare and file such form);

(ii) within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Issuer or Holdings, beginning with the first such fiscal quarter ending after the Issue Date, the condensed consolidated financial statements of Holdings for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Issuer or Holdings (if the Issuer or Holdings were required to prepare and file such form); and

(iii) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by Holdings (if Holdings were required to prepare and file such form) pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), Item 4.01 (Changes in Registrant’s Certifying Accountants), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant) or Items 5.02(b) and (c) (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) of such form, within 15 days after the date of filing that would have been required for a current report on Form 8-K; provided, however, that no report shall be required to include (1) any exhibits or (2) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer of the Issuer (or any of its Subsidiaries).

With respect to the information referenced in clauses (i) and (ii) of the preceding paragraph, it is understood that (x) neither the Issuer nor Holdings shall be required to include any consolidating financial information with respect to the Issuer, any Guarantor or any other affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Guarantor or any other Affiliate of the Issuer and (y), if applicable, the Issuer or Holdings shall provide guarantor/non-guarantor financial data consistent with the guarantor/non-guarantor financial data presented in the “Summary—The Offering” section of the Initial Offering Memorandum. None of the information referenced in clauses (i), (ii) and (iii) of the preceding paragraph will be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 302 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 601 of Regulation S-K (with respect to exhibits), in each case, as in effect on the Issue Date. The requirements set forth in the preceding paragraph may be satisfied by (i) delivering such information electronically to the Trustee and (ii) posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuer, Holdings or a third party) to which access will be given to Holders and prospective purchasers of the Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer and who acknowledge the confidentiality of the information.

Together with the delivery of the reports specified in clauses (i) and (ii) of the first paragraph or third paragraph of this covenant, as applicable, Holdings will deliver either (x) consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand, or (y) a statement that there are no material differences between the financial condition and results of operations as shown on such financial statements of Holdings and those that would have been shown on the analogous financial statements of the Issuer and its Restricted Subsidiaries, except for those directly related to the ownership of the Equity Interests of the Issuer and its Restricted Subsidiaries. If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, and the Unrestricted Subsidiaries taken together would constitute a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a report summarizing the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, Holdings has agreed that it will make available to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant Holdings will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Trustee has no duty to monitor Holdings’ compliance with this covenant. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

The Indenture permits Holdings to satisfy its obligations in this covenant with respect to the financial information relating to Holdings by furnishing financial information relating to the Issuer or any other direct or indirect parent company of the Issuer; provided that, if financial information is furnished with respect to another parent company, such parent company (x) guarantees the Notes (which shall be permitted, subject to compliance with the Indenture, at any time, at the Issuer’s sole discretion) or (y) delivers the reports specified in the first paragraph or third paragraph of this covenant, as applicable, and in either case, as applicable, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. The obligations under this covenant may be satisfied by having the Issuer or such parent file reports containing the information contemplated hereby within the timeframes contemplated hereunder with the SEC, if applicable.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under the caption “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest (as required by the Registration Rights Agreement) on or with respect to the Notes;

(3) failure by the Issuer or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the then outstanding Notes (with a copy to the Trustee if given by the Holders) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under the caption “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of $100 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under the caption “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in aggregate principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, its status and what actions the Issuer is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture, the Notes and the Guarantees will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, indemnities, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under the caption “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of reinvestment, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement And Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder or any Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or the Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under the Indenture;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor or a co-obligor of the Notes under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or the Notes, as determined by the Issuer and set forth in an Officer’s Certificate delivered to the Trustee;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(13) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. So long as the Notes are held in global form, notices shall be given in accordance with the applicable procedures of DTC.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as registrar and paying agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as provided in the Indenture) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care of a prudent person in the conduct of such person’s own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Company” means Constant Contact, Inc., a Delaware corporation.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger (together with all exhibits, schedules, annexes and disclosure schedules thereto) dated as of October 30, 2015 among the Acquired Company, Holdings and Paintbrush Acquisition Corporation.

“Acquisition Documents” means the Acquisition Agreement, all other agreements entered into between or among the Acquired Company or its Affiliates and Holdings or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Additional Interest” means the additional interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement as notified in writing by the Issuer to the Trustee at least 5 days prior to the applicable interest payment date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date, the greater of:

(1) 1.00% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2019 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through February 1, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Issuer shall calculate or cause to be calculated the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, used, surplus or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Issuer and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets (including Settlement Assets) in the ordinary course of business or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries in a manner permitted pursuant to the provisions in the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $40 million;

(e) any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer or (ii) to the Issuer or a Restricted Subsidiary constituting debt forgiveness;

(f) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets, other transfers of property subject to casualty events or the granting of Liens not prohibited by the Indenture;

(j) (i) any disposition of accounts receivable, any participations thereof, Receivables Assets or related assets, in connection with any Receivables Facility, (ii) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) or (iii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by the Issuer or any of the Restricted Subsidiaries after the Issue Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by the Indenture;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m) the unwinding or voluntary termination of any Hedging Obligations;

(n) dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment not prohibited by the Indenture, which assets are not used or useful to the core or principal business of the Issuer and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition;

(o) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(p) failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the Issuer or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Business Day” means each day which is not a Legal Holiday.

“Business Successor” means (a) any former Subsidiary of the Issuer and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, Yen, pounds sterling, euros or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250 million in the case of U.S. banks or $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) or (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof or any instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of

Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250 million or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(13) instruments equivalent to those referred to in clauses (1) through (12) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(14) investments, classified in accordance with GAAP as current assets of the Issuer or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250 million or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition;

(15) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(16) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (15) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency set forth in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (16) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (16) and in this paragraph.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Cash Management Obligations” means (a) obligations of direct or indirect parent companies of the Issuer, the Issuer or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Revenue to GAAP Revenue Adjustment” means, for any period of determination, net operating cash receipts for the period minus GAAP revenue for such period minus decreases or plus increases in accounts receivable with respect to the prior period.

“Change of Control” means the occurrence of any of the following:

(1) the Issuer shall cease to be a direct or indirect Wholly-Owned Subsidiary of Holdings; provided that Holdings may consolidate or amalgamate with or merge into the Issuer so long as (i) Holdings or the Issuer is the surviving Person and (ii) if the Issuer has a new direct holding company parent following such consolidation, amalgamation, or merger that guarantees the Senior Credit Facilities, such parent company will, within 30 days of such guarantee, become a guarantor of the Notes on the same terms as Holdings;

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than Issuer, a Restricted Subsidiary or one or more Permitted Holders; or

(3) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings other than in connection with any transaction or series of transactions in which Holdings shall become a wholly owned Subsidiary of a parent entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder), provided that (i) any holding company whose only significant asset is Capital Stock of Holdings, a new parent of Holdings or any direct or indirect parent of Holdings, as applicable, shall not itself be considered a “person” or “group” for purposes of this definition and (ii) the term “Change of Control” shall not include a merger or consolidation of Holdings with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of Holdings’ assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in another U.S. jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense for such period, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period (including such expense attributable to held-for-sale discontinued operations) determined on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication,

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, other than with respect to Indebtedness borrowed under the Senior Credit Facilities in connection with the Transactions, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (p) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment, (q) any prepayment premium or penalty, (r) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (s) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting), (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any “additional interest” with respect to debt securities, (x) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness borrowed under Credit Facilities in connection with the Transactions, (y) any amortization or expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including the Transaction Costs or any multi-year strategic cost-saving initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), recruiting fees, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/

consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any income (loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(4) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, disposals or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Senior Credit Facilities, the Notes or the Indenture and (c) restrictions specified in clause (r) of the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of recapitalization, purchase or acquisition method accounting in relation to the Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) (i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the

Issuer or any of its direct or indirect parent companies in connection with the Transactions and (iv) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration shall be excluded;

(11) any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument (including the Notes and the Senior Credit Facilities) and including, in each case, without limitation, the Transaction Costs and any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Financial Accounting Standards Codification No. 805 and gains or losses associated with Financial Accounting Standards Codification No. 460), shall be excluded;

(12) accruals and reserves that are established or adjusted as a result of the Transactions or an Investment permitted under the Indenture in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(13) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(14) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(15) any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification Topic 712 “Compensation—Nonretirement Postemployment Benefits” and Financial Accounting Standards Codification Topic 715 “Compensation—Retirement Benefits,” and any other non-cash items of a similar nature, shall be excluded;

(16) any Transaction Costs shall be excluded;

(17) any income (loss) from Investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Issuer or any Restricted Subsidiary in respect of such investment) shall be excluded;

(18) the following items shall be excluded:

(a) any non-cash gain or loss (after any offset) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting

Standards Codification No. 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to Financial Accounting Standards Codification No. 825—Financial Instruments shall be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(b) any non-cash gain or loss (after any offset) from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) any other monetary assets and liabilities; and

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded.

Consolidated Net Income for any period shall be adjusted by an amount (which may be positive or negative) equal to the difference, if any, between (x) GAAP expense during such period in respect of domain registration fees and expenses less (y) the amount of registration fees and expenses (whether paid during such period or in another period, but without duplication) relating to domain names that are actually registered during such period (excluding, for the avoidance of doubt, any unused deposits).

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale or other disposition of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of (a) (i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date and (ii) the Reserved Indebtedness Amount with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio), in each case that is secured by a lien, less (b) the aggregate amount of cash and Cash Equivalents as of such date, including proceeds of any Indebtedness incurred as of such date that are not promptly applied in connection with any related transaction, other than cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such ratio being calculated on a pro forma basis in a manner consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio,” to the extent appropriate.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments (but excluding (i) the effects of any discounting of Indebtedness resulting from the application of the acquisition method of accounting in connection with the Transactions or any Investment permitted under the Indentures, (ii) obligations relating to Receivables Facilities and (iii) obligations under Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by a Responsible Officer of the Issuer.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of (a)(i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date and (ii) the Reserved Indebtedness Amount with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) less (b) the aggregate amount of cash and Cash Equivalents as of such date, including proceeds of any Indebtedness incurred as of such date that are not promptly applied in connection with any related transaction, other than cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such ratio being calculated on a pro forma basis in a manner consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio”, to the extent appropriate.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, (a) one or more debt facilities or securities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, securities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (b) any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture (including Additional Notes under the Indenture) that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders (any Indebtedness under any of the Credit Facilities described in clause (b), a “Refinancing Credit Facility”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, executed by a financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate delivered to the Trustee executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding the Investors (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of the Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in arriving at Consolidated Net Income of such Person for such period:

(a) provision for taxes based on income, profits, revenue or capital, including, without limitation, federal, foreign and state income, franchise, excise and similar taxes based on income, profits, revenue or capital and foreign withholding taxes of such Person paid or accrued during such period, including in respect of repatriated funds, any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from any tax examinations and the net tax expense associated with any adjustments made pursuant to clauses (1) through (19) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (1) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, (2) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest expense in accordance with GAAP, (3) the implied interest component of synthetic leases with respect to such period, (4) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations plus bank fees, (5) bank and letter of credit fees and costs of surety bonds in connection with financing activities and (6) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(o) through 1(z) thereof; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness (and any amendment or modification to any such transaction) permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and (ii) any amendment or other modification of the Notes; plus

(e) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Issue Date, project startup costs and costs related to the closure and/or consolidation of facilities, in each case, whether or not classified as restructuring expense on the consolidated financial statements; plus

(f) any other non-cash charges, including, without limitation, any write offs or write downs, reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(g) the amount of any non-controlling interest expense consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary; plus

(h) the amount of board of directors fees and management, monitoring, consulting, advisory fees and other fees (including termination and transaction fees), indemnities and related expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to (or on behalf of) the Investors (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted under the covenant described under the caption “—Certain Covenants—Transactions with Affiliates;” plus

(i) the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring or cost saving initiative or other initiative projected by the Issuer in good faith to be realized as a result of actions (including the Acquisition) taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of such period (including actions initiated prior to the Issue Date), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Issuer or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Issuer) with respect to any Specified Transaction and any restructuring, cost saving initiative or other initiative, which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable and factually supportable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in any other clause of this definition (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) (which adjustments may be incremental to pro forma cost savings, operating improvements, synergies and operating expense reductions made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss or discount on sale of receivables, Receivables Assets and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments;” plus

(l) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification No. 715, and any other items of a similar nature; plus

(m) operating expenses incurred on or prior to the Issue Date attributable to (A) salary obligations paid to employees terminated prior to the Issue Date and (B) wages paid to executives in excess of the amounts the Acquired Company and its Subsidiaries are required to pay pursuant to any employment agreements; plus

(n) any net loss from discontinued operations; plus

(o) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(p) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; plus

(q) Cash Revenue to GAAP Revenue Adjustments; plus

(r) any gain relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (2)(c) and (2)(d) below; and

(s) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Indenture;

(2) decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income of such Person for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiaries added (and not deducted) in such period in calculating Consolidated Net Income; plus

(c) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in such period; and

(d) any loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (1)(p) and (1)(r) above;

(3) increased by any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (2) above if it were income of the Issuer or any of its Restricted Subsidiaries;

(4) decreased by any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clause (1) above if it were a loss of the Issuer or any of its Restricted Subsidiaries;

(5) increased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (3) above, equal to the amount attributable to each such investment that would be added to EBITDA pursuant to clause (1) above if instead attributable to the Issuer or a Subsidiary, pro-rated according to the Issuer’s or the applicable Subsidiary’s percentage ownership in such investment;

(6) decreased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (4) above, equal to the amount attributable to each such investment that would be deducted from EBITDA pursuant to clause (2) above if instead attributable to the Issuer or a Subsidiary, pro-rated according to the Issuer’s or the applicable Subsidiary’s percentage ownership in such investment;

in each case, as determined on a consolidated basis for such Person in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815, and

(III) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or Investment permitted under the Indenture.

For the purposes of determining the Consolidated Secured Net Debt Ratio, the Fixed Charge Coverage Ratio or the Consolidated Total Net Debt Ratio for any Test Period, EBITDA shall be deemed to equal (a) $102,129,000 for the fiscal quarter ended September 30, 2015, (b) $93,785,000 for the fiscal quarter ended June 30, 2015, (c) $100,194,000 for the fiscal quarter ended March 31, 2015 and (d) $95,411,000 for the fiscal quarter ended December 31, 2014 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated herein, in connection with any calculation on a pro forma basis); provided that such amounts of EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (1)(i) of this definition.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution or a Contributed Holdings Investment.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth in the third paragraph under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Exchange Notes issued in exchange for the Original Notes pursuant to the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to in the paragraph above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, at the election of the Issuer, no such pro forma adjustment to EBITDA shall be required in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $50 million for the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period (subject to the threshold specified in the previous sentence).

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, reasonably identifiable and factually supportable cost savings, operating improvements, synergies and operating expense reductions resulting from such transactions that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, except for any change occurring after the Issue Date in GAAP, in the event the Issuer delivers notice to the Trustee within 30 days of entry into effect of such change that such change will not apply for any determinations under the Indenture.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means, Holdings and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Endurance International Group Holdings, Inc., the direct parent of the Issuer.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of

Receivables Facilities, (c) Indebtedness of any parent of the Issuer appearing on the balance sheet of the Issuer, or solely by reason of push down accounting under GAAP, (d) intercompany liabilities arising from their cash management, tax, and accounting operations or (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Offering Memorandum” means the Offering Memorandum dated February 8, 2016 relating to the offering of the Original Notes.

“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of February 8, 2016.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if the Notes are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of the Issuer and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by a Responsible Officer of the Issuer.

The amount of any Investment outstanding at any time shall be the original cost (or as required hereunder, the fair market value) of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means Warburg Pincus LLC and GS Capital Partners VI Fund, L.P., and, if applicable, each of their respective Affiliates, including the funds, partnerships or other co-investment vehicles managed, advised or controlled by them or each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means February 9, 2016.

“Issuer” has the meaning set forth in the first paragraph under “—General” and its permitted successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or with respect to a payment, at the place of payment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM EBITDA” means EBITDA of the Issuer for the most recently completed Test Period.

“Management Investors” means the members of the board of directors, officers and employees of Holdings, the Issuer and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings or any direct or indirect parent companies of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and of a pro rata portion of the Net Proceeds attributable to minority interests in a Restricted Subsidiary in connection with a disposition by, or of Capital Stock of, a Restricted Subsidiary that is not a wholly owned Subsidiary to the extent such Net Proceeds are not available for application by the Issuer.

“New Project” shall mean (1) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Issuer or its Subsidiaries which in fact commences operations and (2) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer, the Secretary or Assistant Secretary, or other similar officer, manager or member of the Board of Directors of the Issuer or any other Person, as the case may be, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel, which counsel is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant under the caption “—Repurchase at the Option of Holders—Asset Sales”.

“Permitted Holders” means (1) (a) each of the Investors, (b) the Management Investors and their respective Affiliates, (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any parent entity of Holdings or Holdings, acting in such capacity, (d) any investor who is a holder of Equity Interests of Holdings (or any of its direct or indirect parent companies) on the Issue Date and (e) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Investors, the Management Investors and other beneficial owners who were members of such group as of the Issue Date, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies held by such group or (2) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) (i) any Investment existing or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment and (ii) any Investment existing on the Issue Date by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary or an Investment consisting of any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment (including debt obligations and Equity Interests) acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;

(b) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons;

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(e) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(7) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of 25% of LTM EBITDA and $100 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments and other acquisitions the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies;

(10) Indebtedness and guarantees of Indebtedness permitted under the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under the caption “—Certain Covenants—Liens” and Restricted Payments permitted under the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments” (other than by reference to this clause (10);

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph) or the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(12) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, receivables owing to the Issuer or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of 50% of LTM EBITDA and $200 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facilities or any related Indebtedness;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $50 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, members of the board of directors and employees of direct and indirect parent companies of the Issuer, the Issuer and its Restricted Subsidiaries (i) for business-related travel expenses, entertainment, moving expenses and other similar expenses for ordinary business purposes, (ii) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof and (iii) for payroll payments;

(17) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to the sale of a joint venture or similar entity or Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of 20% of LTM EBITDA and $80 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(18) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(19) any other Investment; provided that on a pro forma basis after giving effect to such Investment the Consolidated Total Net Debt Ratio would be equal to or less than 5.50 to 1.00;

(20) the Transactions;

(21) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers in the ordinary course of business;

(22) loans and advances to direct and indirect parent companies of the Issuer (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with the first and second paragraphs of the covenant described under the caption “—Limitation on Restricted Payments” and (y) to the extent the proceeds thereof are contributed or loaned or advanced to another Restricted Subsidiary;

(23) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(24) non-cash Investments in connection with tax planning and reorganization activities;

(25) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(26) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(27) Investments in the ordinary course of business in connection with Settlements; and

(28) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other similar legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (c) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’

Liens and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 30 days, not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(4) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(5) (a) survey exceptions, encumbrances, easements, ground leases, covenants, conditions, rights-of-way, licenses, servitudes, restrictions, encroachments, protrusions, by-law, reservations of, or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions (including defects and irregularities in title and similar encumbrances) and other similar encumbrances and title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) rights of recapture of unused real property in favor of the seller of property set forth in customary purchase agreements and related arrangements with any governmental authority, (c) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised, (d) servicing agreements, development agreements, site plan agreements and other agreements with any governmental authority pertaining to the use or development of any of the assets of the Person, provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person, (e) the reservations in any original grants from the crown of any land or interest therein and statutory exceptions to title and (f) other Liens on real property (including ground leases in respect of real property on which facilities owned or leased by the Issuer or any of the Restricted Subsidiaries are located);

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12), (13), (14) or (19) of the second paragraph of the covenant under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that (x) in the case of Secured Indebtedness incurred pursuant to clause (14), Liens securing such Indebtedness are permitted to the extent the Consolidated Secured Net Debt Ratio would be equal to or less than it was immediately prior to such acquisition, investment or merger and (y) Liens securing Indebtedness permitted to be incurred pursuant to clause (19) are solely on acquired property or the assets of the acquired entity, as the case may be;

(7) Liens existing on the Issue Date (other than in respect of the Senior Credit Facilities);

(8) (a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary and (b) and Liens existing on property or other assets at the time of its acquisition; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under the

Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(9) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under the Indenture (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to dispose of any property in an Asset Sale permitted under the Indenture, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (c) solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) (a) Liens securing Hedging Obligations or on cash or Cash Equivalents securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under the Indenture, (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under the Indenture and (c) Liens on cash and Cash Equivalents or other marketable securities securing letters of credit of the Issuer or any Subsidiary Guarantor (which indebtedness represented by such letters of credit is permitted to be incurred under the indenture) that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or consistent with past practice that do not materially interfere with the operation of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor or licensee under any lease or license entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice and (c) Liens arising from grants of non-exclusive licenses or sublicenses of intellectual property made in the ordinary course of business;

(14) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15) Liens in favor of the Issuer or any Subsidiary Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), this clause (18), and clause (28) below; provided, however, that (a) such new Lien shall be limited to all or part of the same property subject to the original Lien (plus improvements on such property) and the proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) (a) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20) other Liens; provided that at the time of the granting thereof and after giving pro forma effect thereto, the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (20) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of (A) $80 million and (B) 20% of LTM EBITDA determined as of the date of incurrence;

(21) Liens securing, or otherwise arising from, judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies;”

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing (a) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph of the covenant under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) obligations of the Issuer or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into);

(28) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant under the caption “ Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that, with respect to Liens securing Obligations permitted under this clause (28), at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds from such Indebtedness), (i) the Consolidated Secured Net Debt Ratio would be (x) no greater than 4.50 to 1.00 or (y) at the Issuer’s election, in the case of Liens incurred to secure Obligations in respect of any Indebtedness incurred to finance any investment or acquisition or incurred as a result of a Person being acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture, equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such Lien is incurred and (ii) the Issuer could incur $1.00 of additional Indebtedness pursuant to the Ratio Test;

(29) Settlement Liens;

(30) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by the covenant under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(31) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(32) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(33) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(34) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(35) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent entity of Holdings (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of Holdings) that beneficially owns 100% of the issued and outstanding Voting Stock of Holdings, provided that the ultimate beneficial ownership of Holdings has not been modified by the transaction by which such parent entity became the beneficial owner of 100% of the Voting Stock of Holdings.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by a Responsible Officer of the Issuer in good faith.

“Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch (or any combination thereof) shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P or Fitch (or such combination thereof), as the case may be.

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Redemption Date” has the meaning set forth under “—Optional Redemption.”

“Refunding Capital Stock” has the meaning set forth in clause (2)(a) of the second paragraph under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Registration Rights Agreement” means, with respect to the Original Notes, the Registration Rights Agreement in respect of the Original Notes, dated as of the Issue Date, among the Initial Purchasers of the Original Notes, the Issuer and the Guarantors, and, with respect to any Additional Notes, if applicable, one or more registration rights agreements among the Issuer and the other parties thereto, as such agreements may be amended from time to time.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reserved Indebtedness Amount” has the meaning set forth in the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the board of directors of the Issuer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Issuer and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means, collectively, the term and revolving credit facilities under the Third Amended and Restated Credit Agreement dated as of November 25, 2013, as amended by (i) the Revolving Facility Amendment to the Third Amended and Restated Credit Agreement and (ii) the Incremental Term Loan Amendment to the Third Amended and Restated Credit Agreement, each entered into on the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse AG as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities that replace, refund, exchange or refinance (or successively replace, refund, exchange or refinance) any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture (or successive replacement, refunding, exchange or refinancing facility or indenture) that increases the amount borrowable thereunder or alters the maturity thereof; provided that such increase in borrowings is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Subsidiary Guarantor outstanding under the Senior Credit Facilities or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Subsidiary Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Subsidiary Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any of its Subsidiaries on the Issue Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and any of its Subsidiaries were engaged on the Issue Date.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Indenture requires such covenant to be calculated on a pro forma basis after giving pro forma effect thereto.

“Sponsor Management Agreement” means the transactions and management fee agreement between certain of the management companies associated with the Investors and the Issuer.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to direct and indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding $25 million) of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to direct and indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding $25 million) of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means, each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Test Period” means, as of any date of determination, the most recently completed four fiscal quarters of the Issuer ending on or prior to such date for which internal financial statements are available immediately preceding such date of determination.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transactions” means (1) the funding of the loans under the Senior Credit Facilities and the consummation of the other transactions contemplated by the Senior Credit Facilities, (2) the issuance of the Notes, (3) the Acquisition and the other transactions contemplated by the Acquisition Documents, and (4) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Issuer or any other Subsidiary in connection with the Transactions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2019; provided, however, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Capital Stock” has the meaning set forth in clause (2)(a) of the second paragraph under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“UCC” means the Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation is not prohibited by the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for guarantees by the Issuer or any of its Restricted Subsidiaries incurred in accordance with the applicable provisions of the Indenture.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test; or

(2) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be equal to or greater than it was immediately prior to such designation, on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; SETTLEMENT AND CLEARANCE

Global Notes

The Exchange Notes will be issued in fully registered global form. The Exchange Notes initially will be represented by one or more global certificates without interest coupons, or the global notes.

Upon issuance, the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

The global notes will be deposited on behalf of the acquirers of the Exchange Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for the Exchange Notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Issuer that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations, or, collectively, the participants, and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or, collectively, the indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised the Issuer that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC if they are participants or indirectly through organizations that are participants or indirect participants. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to these persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the global notes will not have Exchange Notes registered in their names, will not receive physical delivery of the Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the Trustee (or the paying agents if other than the Trustee) to the extent funded by the Issuer or the guarantors to DTC in its capacity as the registered holder under the Indenture. We and the Trustee will treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Issuer, the other guarantors, the Trustee or any agent of them or the Trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee, the Issuer, the guarantors or any of their respective agents. None of the Issuer, the guarantors, the Trustee or any of their respective agents will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Exchange Notes, and the Issuer, the guarantors and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of the Issuer, the guarantors, the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies the Issuer at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	the Issuer, at the Issuer’s option, notifies the applicable Trustee that it elects to cause the issuance of certificated notes; or

•	certain other events provided in the applicable indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the Exchange Offer and the ownership and disposition of the Exchange Notes issued pursuant to the Exchange Offer.

Except where noted, this summary deals only with notes that are subject to the Exchange Offer and are held as capital assets. This summary does not represent a detailed description of all the United States federal income tax consequences applicable to you in light of your particular circumstances or if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity;

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

This summary does not address the effects of any state, local or non-United States tax laws or any U.S. federal tax laws other than income tax laws, such as the gift tax or the Medicare tax on certain investment income. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes. If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the Notes, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

“U.S. Holder” means a beneficial owner of a note that is an individual who is a citizen or resident of the United States, a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, or any other person that is subject to U.S. federal income tax on a net income basis in respect of a note.

A “non-U.S. Holder” is a beneficial owner of a note (other than a partnership) that is not a U.S. Holder.

U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. Holder of the Notes.

Participating in the Exchange Offer

Neither the registration of the Exchange Offer pursuant to our obligations under the Registration Rights Agreement nor your receipt of the Exchange Notes in exchange for the Original Notes will constitute a taxable event for U.S. federal income tax purposes. U.S. Holders will retain the tax basis in the Exchange Notes that the U.S. Holder had in the Original Notes, and the U.S. Holder’s holding period for the Exchange Notes will include the U.S. Holder’s holding period for the Original Notes before such Original Notes were registered.

Issue Price of the Notes

We intend to take the position, and the following discussion assumes, that for U.S. federal income tax purposes the Notes were originally issued on February 9, 2016 at a price of 98.065%. This matter, however, is not free from doubt, and the IRS could take a different position. Under our position, the “issue price” of the Notes is equal to 98.065%, the price at which the Original Notes were issued on February 9, 2016. A U.S. Holder’s initial tax basis in the Notes should be equal to the price paid by the holder (excluding any amounts attributable to interest that accrued prior to the date the U.S. Holder acquired the Notes).

Payments of Interest; Original Issue Discount

Payments of stated interest on the Notes received by a U.S. Holder (other than the amount representing interest that accrued prior to the date the U.S. Holder acquired the Notes, which will be a non-taxable return of capital) generally will be taxable to a U.S. Holder as ordinary income at the time they are received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

We believe the Notes were issued with more than a de minimis amount of OID. The amount of OID is equal to the excess of the Notes’ stated redemption price at maturity over their issue price. The “issue price” of the Notes is the first price at which a substantial amount of the Notes is (or was) sold to the public (in other words, excluding sales of Notes to underwriters, placement agents, wholesalers, or similar persons), which we believe occurred on February 9, 2016, and the “stated redemption price at maturity” will include all payments under the Notes other than payments of “qualified stated interest” (as defined below). We intend to take the position that the issue price of the Notes is 98.065%, as discussed above.

Because the Notes were issued with more than a de minimis amount of OID, in general, and regardless of whether a U.S. Holder uses the cash or the accrual method of tax accounting, such holder will be required to include in ordinary gross income the sum of the “daily portions” of OID on a note for all days during the taxable year that the U.S. Holder owns such note. The daily portions of OID on a note will be determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. Accrual periods may be any length and may vary in length over the term of a note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first day or final day of an accrual period. The amount of OID allocable to each accrual period will be determined by: multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by the yield to maturity of such note (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period.

The “adjusted issue price” of a note at the beginning of any accrual period generally will be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) on the note in all prior accrual periods. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. Payments of stated interest on the Notes should be qualified stated interest. All payments on a note, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent of the previously accrued discount, and then as a payment of principal. The “yield to maturity” of a note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note. As a result of this “constant yield” method of including OID income, the amounts includable in income by a U.S. Holder in respect of a note generally will be less in the early years, and greater in the later years, than amounts that would be includible on a straight-line basis.

If a U.S. Holder’s initial tax basis in the Notes (determined as described above in “—Issue Price of the Notes”) exceeds the Notes’ adjusted issue price as of the purchase date, but is less than or equal to the face amount of the Notes, such U.S. Holder will be considered to have purchased the Notes with “acquisition premium” equal to such excess. Under the acquisition premium rules, the amount of OID that such holder must include in its gross income with respect to such Notes for any taxable year (or portion thereof in which the U.S. Holder holds the Notes) will be reduced by the portion of the acquisition premium allocable to that year (or portion thereof). Acquisition premium will be allocated proportionately to the inclusions of OID.

A U.S. Holder may make an election, which may not be revoked without the consent of the IRS, to include in its income its entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount paid by such U.S. Holder for the note) under the constant yield method described above.

The rules governing instruments with OID are complex, and prospective investors should consult with their own tax advisors about the application of such rules to the Notes.

Bond Premium

If a U.S. Holder’s initial tax basis in a note (determined as described above in “—Issue Price of the Notes”) is greater than its stated principal amount, the U.S. Holder will be considered to have purchased the note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. Notes purchased at a premium will not be subject to the OID rules described above. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the note matures or is disposed of by the United States holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the note to maturity generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If a U.S. Holder’s initial tax basis in a note (determined as described above in “—Issue Price of the Notes”) is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in the hands of such U.S. Holder. In such case, gains realized by the U.S. Holder on the disposition of the note generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by the U.S. Holder. In addition, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note. In general terms, market discount on a note will be treated as accruing ratably over the term of the note, or, at the election of the holder, under a constant-yield method.

A U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a note as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Sale, exchange, retirement, redemption or other disposition of Exchange Notes

Upon the sale, exchange, retirement, redemption or other disposition of an Exchange Note received pursuant to the Exchange Offer, you will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your initial tax basis in the note (determined as described above in “—Issue Price of the Notes”) reduced by any cash payments on the note other than stated interest and increased by the amount of any OID or market discount included in your income with respect to the note. Any gain or loss will be capital gain or loss (except to the extent treated as ordinary income pursuant to the market discount rules discussed above). Capital gains of non-corporate U.S. Holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a “non-U.S. Holder” of the Notes.

Participating in the Exchange Offer

Neither the registration of the Exchange Offer pursuant to our obligations under the Registration Rights Agreement nor your receipt of the Exchange Notes in exchange for the Original Notes will constitute a taxable event for U.S. federal income tax purposes. Non-U.S. Holders will recognize income in respect of the Exchange Notes at the same time and in the same amounts as the Non-U.S. Holder would have recognized such income in respect of the Original Notes had the Exchange Offer not occurred.

Payments of stated interest

Subject to the discussion below concerning backup withholding and FATCA, U.S. federal withholding tax generally will not apply to any payment of interest made to you, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	either (a) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Notes through certain financial intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

Sale, exchange, retirement, redemption or other disposition of Exchange Notes

Subject to the discussion below concerning FATCA, any gain realized by you on the sale, exchange, retirement, redemption or other disposition of an Exchange Note generally will not be subject to U.S. federal withholding tax.

Information Reporting and Backup Withholding

In general, if you are a U.S. Holder, information reporting requirements will apply to certain payments of interest paid on Notes (including original issue discount includable in income) and to the proceeds of a sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). A backup withholding tax may apply to such payments and proceeds if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

If you are a non-U.S. Holder, you may be required to comply with applicable certification procedures to establish that you are not a U.S. Holder in order to avoid the application of such information reporting requirements and backup withholding tax.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act, or FATCA, a holder of the Notes will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2018, gross proceeds from the sale or other taxable disposition of) the Notes if such holder (i) is, or holds its Notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has failed to comply with the terms of an applicable intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. Holders should consult their own tax advisors regarding how these rules may apply to their investment in the Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements under the Securities Act). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes, where the Original Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

None of the Issuer or any of the guarantors will receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any applicable broker-dealer and/or the purchasers of any applicable Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any resale of Exchange Notes by any person deemed to be an “underwriter” and any commissions or concessions received by any person deemed to be an “underwriter” may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Issuer and the guarantors have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters with respect to Delaware law will be passed upon for us by Morris, Nichols, Arsht & Tunnell LLP, certain matters with respect to Utah law will be passed upon for us by Durham, Jones & Pinegar P.C., certain matters with respect to Florida law will be passed upon for us by Locke Lord LLP and certain matters with respect to Georgia law will be passed upon for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements of Endurance International Group Holdings, Inc. as of December 31, 2014 and 2015, and for each of the three years ended December 31, 2015 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2015, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of WZ (UK) Limited as of December 31, 2015, and for the year then ended incorporated by reference in this prospectus, have been audited by BDO LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting. BDO LLP, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The audited consolidated historical financial statements of Constant Contact, Inc. included on Exhibit 99.1 of Endurance International Group Holdings, Inc.’s Current Report on Form 8-K/A dated May 13, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EIG Investors Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summarizes the general effect of the relevant statutes, charter provisions, bylaws, contracts or other arrangements under which any controlling persons, directors or officers of the registrants are insured or indemnified in any manner against liability which they may incur in their capacity as such. These summaries are qualified in their entirety by reference to the complete text of the relevant statutes referred to below and the charters, bylaws or similar organizational documents of the registrants.

Delaware

Delaware Corporations:

Constant Contact, Inc., Domain Name Holding Company, Inc., EIG Investors Corp., Endurance International Group Holdings, Inc., Endurance International Group- West, Inc. and The Endurance International Group, Inc. (the “Delaware Corporation Registrants”) are incorporated under the laws of the state of Delaware.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Delaware Corporation Registrants’ certificates of incorporation provide that no director of the Delaware Corporation Registrants shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s restated certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Company, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or executive officer in any action or proceeding arising out of his or her service as one of the Company’s directors or executive officers. In addition, the Company’s employment agreements with Mr. Ravichandran, its chief executive officer, and Mr. Montagner, its chief financial officer, require the Company to indemnify Messrs. Ravichandran and Montagner to the fullest extent permitted by applicable law, other than in connection with their gross negligence or willful misconduct, for liability with regard to their activities on the Company’s behalf. Although directors designated for election to the Company’s board of directors by investment funds and entities affiliated with either Warburg Pincus LLC (“Warburg Pincus”) or Goldman, Sachs & Co. (“Goldman Sachs”) may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, the Company has agreed in its stockholders agreement that it will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, the Company will reimburse those investment funds and entities and their insurers for such amounts.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Delaware Limited Liability Companies:

SinglePlatform, LLC is organized under the laws of the state of Delaware.

Pursuant to Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”), a Delaware limited liability company may indemnify and hold harmless any member, manager or other person from any claims and demands, subject to any restrictions set forth in such limited liability company’s limited liability company agreement. Further, pursuant to Section 18-1101 of the DLLCA, unless otherwise authorized in the limited liability company agreement, a member, manager or other person is not liable to the limited liability company for a breach of a fiduciary duty for such person’s good faith reliance on the provisions of such limited liability company agreement.

Florida

Florida Limited Liability Companies:

HostGator.com LLC is a limited liability company organized under the laws of the state of Florida.

Pursuant to Section 605.0408 of the Florida Revised Limited Liability Company Act (the “FRLLCA”), a limited liability company may indemnify and hold harmless a person against a debt, obligation, or liability incurred because of the person’s capacity as a member or manager of the company; provided that a limited liability company shall not have the power to indemnify any member or manager for liability that resulted from that person’s bad faith, willful or intentional misconduct, knowing violation of any law, breach of fiduciary duties, or breach of other sections of the FRLLCA.

Georgia

Georgia Limited Liability Companies:

A Small Orange, LLC is a limited liability company organized under the laws of the state of Georgia.

Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

Utah

Utah Corporations:

Bluehost Inc. and FastDomain Inc. (the “Utah Corporation Registrants”) are incorporated under the laws of the state of Utah.

Pursuant to Section 902 of the Utah Revised Business Corporation Act (“URBCA”), a Utah corporation may indemnify a person who is or was a party in any proceeding because the person is or was a director of the corporation against liability incurred with respect to a proceeding if: (i) the conduct of the person was in good faith; (ii) the person reasonably believed that such conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Section 902 of the URBCA provides that indemnification of a director in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in the proceeding. In addition, the corporation may not indemnify a director in connection with a proceeding in which the director was adjudged liable to the corporation. Pursuant to Section 903 of the URBCA, a Utah corporation, unless limited by its articles of incorporation, must indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by such person in connection with the proceeding. Pursuant to Section 907 of the URBCA, unless a corporation’s articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification under Section 903 to the same extent as a director, and a Utah corporation may indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser, each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Endurance International Group Holdings, Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of each registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on December 27, 2016.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Hari Ravichandran
Hari Ravichandran
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2016

/s/ Marc Montagner Marc Montagner	Chief Financial Officer (Principal Financial Officer)	December 27, 2016

/s/ Timothy Mathews Timothy Mathews	Chief Accounting Officer (Principal Accounting Officer)	December 27, 2016

* James C. Neary	Chairman of the Board of Directors	December 27, 2016

* Dale Crandall	Director	December 27, 2016

* Joseph P. DiSabato	Director	December 27, 2016

Signature	Title	Date

* Tomas Gorny	Director	December 27, 2016

* Michael Hayford	Director	December 27, 2016

* Peter J. Perrone	Director	December 27, 2016

* Chandler J. Reedy	Director	December 27, 2016

* Justin L. Sadrian	Director	December 27, 2016

*By	/s/ Hari Ravichandran
Hari Ravichandran
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on December 27, 2016.

BLUEHOST INC.

CONSTANT CONTACT, INC.

DOMAIN NAME HOLDING COMPANY, INC.

EIG INVESTORS CORP.

ENDURANCE INTERNATIONAL GROUP—WEST, INC.

FASTDOMAIN INC.

SINGLEPLATFORM, LLC

THE ENDURANCE INTERNATIONAL GROUP, INC.

By:	/s/ Hari Ravichandran
Hari Ravichandran Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	Chief Executive Officer, President and Director (Principal Executive Officer)	December 27, 2016

/s/ Marc Montagner Marc Montagner	Chief Financial Officer and Director (Principal Financial Officer)	December 27, 2016

/s/ Timothy Mathews Timothy Mathews	Chief Accounting Officer (Principal Accounting Officer)	December 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on December 27, 2016.

A SMALL ORANGE, LLC HOSTGATOR.COM LLC

By:	/s/ Hari Ravichandran
Hari Ravichandran Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran

Chief Executive Officer and President of A Small Orange, LLC and HostGator.com LLC and Chief Executive Officer and President of The Endurance International Group, Inc., Sole Member of A Small Orange, LLC and HostGator.com LLC

(Principal Executive Officer)

December 27, 2016

/s/ Marc Montagner Marc Montagner	Chief Financial Officer (Principal Financial Officer)	December 27, 2016

/s/ Timothy Mathews Timothy Mathews	Chief Accounting Officer (Principal Accounting Officer)	December 27, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

2.1#	Agreement and Plan of Merger, dated October 30, 2015, by and among Constant Contact, Inc., the Company, and Paintbrush Acquisition Corporation (filed as Exhibit 2.1 to the Company’s Form 8-K (File No. 001-36131) on November 2, 2015 and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of the Company (filed as Exhibit 3.3 to the Company’s Form S-1/A (File No. 333-191061) on October 23, 2013 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.5 to the Company’s Form S-1/A (File No. 333-191061) on October 23, 2013 and incorporated herein by reference).

3.3**	Certificate of Merger of WP Expedition Merger Sub, Inc. with and into the Issuer, dated as of December 22, 2011.

3.4**	Amended and Restated Bylaws of the Issuer, dated as of November 21, 2013.

3.5**	Articles of Organization of A Small Orange, LLC, dated as of February 10, 2010.

3.6**	Second Amended and Restated Limited Liability Company Operating Agreement of A Small Orange, LLC, dated as of July 23, 2012.

3.7**	Articles of Incorporation of Bluehost Inc., dated as of June 29, 2004.

3.8**	Bylaws of Bluehost Inc., dated as of October 11, 2010.

3.9**	Bylaws of Boomerang Acquisition Corp.

3.10**	Restated Certificate of Constant Contact, Inc., dated as of October 9, 2007.

3.11**	Second Amended and Restated By-laws of Constant Contact, Inc., dated as of October 9, 2007.

3.12**	Certificate of Incorporation of Domain Name Holding Company, Inc., dated as of August 5, 2004.

3.13**	By-laws of Domain Name Holding Company, Inc.

3.14**	Third Amended and Restated Certificate of Incorporation of Endurance International Group—West, Inc. (f/k/a Dotster, Inc.), dated as of July 22, 2011.

3.15**	Amended and Restated Bylaws of Endurance International Group—West, Inc. (f/k/a Dotster, Inc.).

3.16**	Articles of Incorporation of FastDomain Inc., dated as of March 15, 2006.

3.17**	Bylaws of FastDomain Inc., dated as of October 11, 2010.

3.18**	Electronic Articles of Organization of HostGator.com LLC, dated as of September 2, 2004.

3.19**	Amended and Restated Limited Liability Company Operating Agreement of HostGator.com LLC, dated as of July 13, 2012.

3.20**	Certificate of Formation of SinglePlatform, LLC, dated as of October 1, 2012.

3.21**	Limited Liability Company Agreement of SinglePlatform, LLC, dated as of October 31, 2012.

3.22**	Certificate of Ownership and Merger of IPOWER, Inc. with and into The Endurance International Group, Inc., dated as of December 13, 2011.

3.23**	By-laws of The Endurance International Group, Inc., dated as of May 5, 2003.

4.1	Indenture (including form of Note), dated as of February 9, 2016, among the Issuer, the Company, the Endurance Guarantors party thereto and Wilmington Trust, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Form 8-K (File No. 001-36131) on February 10, 2016 and incorporated herein by reference).

Exhibit No.	Description of Exhibits

4.2**	First Supplemental Indenture, dated as of February 9, 2016, among the Constant Contact Guarantors party thereto and Wilmington Trust, National Association, as trustee.

4.3	Exchange and Registration Rights Agreement, dated as of February 9, 2016, by and among the Issuer, the Company, the Endurance Guarantors party thereto and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Jefferies LLC (filed as Exhibit 4.6 to the Company’s Form 10-Q (File No. 001-36131) on May 9, 2016 and incorporated herein by reference).

4.4**	Joinder Agreement to Exchange and Registration Rights Agreement, dated as of February 9, 2016, by and among the Constant Contact Guarantors party thereto.

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

5.2*	Opinion of Morris, Nichols, Arsht & Tunnell LLP.

5.3**	Opinion of Durham, Jones & Pinegar P.C.

5.4**	Opinion of Locke Lord LLP.

5.5*	Opinion of Troutman Sanders LLP.

12.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1**	List of Subsidiaries.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of BDO LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.5*	Consent of Morris, Nichols, Arsht & Tunnell LLP (included in Exhibit 5.2).

23.6**	Consent of Durham, Jones & Pinegar P.C. (included in Exhibit 5.3).

23.7**	Consent of Locke Lord LLP (included in Exhibit 5.4).

23.8*	Consent of Troutman Sanders LLP (included in Exhibit 5.5).

24.1**	Power of Attorney of Endurance International Group Holdings, Inc. (included on signature page).

24.2**	Power of Attorney of EIG Investors Corp. (included on signature page).

24.3**	Power of Attorney of A Small Orange, LLC (included on signature page).

24.4**	Power of Attorney of Bluehost Inc. (included on signature page).

24.5**	Power of Attorney of Constant Contact, Inc. (included on signature page).

24.6**	Power of Attorney of Domain Name Holding Company, Inc. (included on signature page).

24.7**	Power of Attorney of Endurance International Group—West, Inc. (included on signature page).

24.8**	Power of Attorney of FastDomain Inc. (included on signature page).

24.9**	Power of Attorney of HostGator.com LLC (included on signature page).

24.10**	Power of Attorney of SinglePlatform, LLC (included on signature page).

24.11**	Power of Attorney of The Endurance International Group, Inc. (included on signature page).

Exhibit No.	Description of Exhibits

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, as Trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

*	Filed herewith.
**	Previously filed.
#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.